AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

APPLIED UV, INC.,

PURO ACQUISITION SUB I, Inc.,

PURO ACQUISITION sub ii, LLC,

PURO LIGHTING, LLC,

BRian Stern,

Andrew Lawrence

AND

THE MEMBER REPRESENTATIVE

DATED AS OF DECEMBER 19, 2022

Article 1 DEFINITIONS	2
Article 2 THE MERGERS; CLOSING	14
2.1 The Mergers.	14
2.2 Closing and Effective Time	15
2.3 Organizational Documents of the Surviving Entities.	15
2.4 Managers and Officers of the Surviving Corporation and Surviving Entity.	15
2.5 General Effects of the Mergers.	16
2.6 Effect of First Merger on Capital Stock of Constituent Corporations.	17
2.7 Effect of Second Merger on Capital Stock of Constituent Companies.	17
Article 3 Closing PAYMENTS; EARNOUT; CLOSING DELIVERABLES
3.1 Closing Payments and Deposits	18
3.2 Fractional Shares	18
3.3 Ownership of Shares	18
3.4 Estimated Cash Merger Consideration Calculation Statement	19
3.5 Earnout Payments	19
3.6 Payment of Closing Indebtedness and Transaction Expenses	19
3.7 Closing Transactions and Deliverables	20
3.8 Post-Closing Purchase Price True-Up	24
Article 4 REPRESENTATIONS AND WARRANTIES OF THE PURO MEMBERS
4.1 Title	24
4.2 Authority; Binding Agreement	24
4.3 Consents and Approvals; No Violation	24
4.4 Legal Actions	25
4.5 Brokers and Finders	25
4.6 Securities Matters.	25
4.7 No Reliance	27
Article 5 REPRESENTATIONS AND WARRANTIES REGARDING PURO
5.1 Corporate Organization and Qualification	27
5.2 Capitalization	27
5.3 Authority; Binding Agreement	28
5.4 Consents and Approvals; No Violation	29
5.5 Title to Assets; Sufficiency and Condition	29
5.6 Subsidiaries	30
5.7 Financial Statements; Liabilities	30
5.8 Events Subsequent to Most Recent Fiscal Month End	30
5.9 Legal Compliance	32
5.10 Permits	32
5.11 Tax Matters	33
5.12 Real Property	34
5.13 Intellectual Property	35
5.14 Contracts	37
5.15 Insurance	38
5.16 Litigation	39
5.17 Employees	39
5.18 Employee Benefits	40
5.19 Environment, Health, and Safety Matters	42
5.20 Brokers and Finders	44
5.23 FDA Compliance.	43
5.21 Outstanding Indebtedness	43
5.22 Bank Accounts	43
5.23 Suppliers and Customers	43
5.24 Product Warranties	43
5.25 Certain Business Practices	44
5.26 Foreign Corrupt Practices Act	44
5.27 Product Liability.	44
5.28 Sales Representatives, Dealers, and Distributors	44
5.29 Conflicts of Interest	44
5.30 Computer Systems	45
5.31 No Other Representations and Warranties	45
Article 6 REPRESENTATIONS AND WARRANTIES of the parent and merger subs
6.1 Corporate Organization and Qualification	47
6.2 Authority; Binding Agreement	47
6.3 Consents and Approvals; No Violation	47
6.4 Parent Shares	48
6.5 Litigation	48
6.6 Brokerage	48
6.7 SEC Reports	48
6.8 Merger Sub.	48
6.9 No Other Representations and Warranties.	48
6.10 Independent Investigation	49
Article 7 ADDITIONAL COVENANTS AND AGREEMENTS
7.1 Conduct of Business of PURO	49
7.2 Certain Actions to Close Transactions	51
7.3 Access to Information	52
7.4 Publicity	52
7.5 Tax Matters	53
7.6 PURO Equityholders’ Release	54
7.7 Piggyback Registration Right.	55
7.8 Lock-Up Agreement	55
7.9 Right of First Refusal	55
7.10 Make-Whole.	56
7.11 Non-Interference; Additional Services; No Obligations	56
7.12 Earnout Acceleration upon Certain Events.	56
7.13 Election of Board Member	57
Article 8 CONDITIONS TO CLOSING
8.1 Conditions to Obligations of PURO and PURO Members	57
8.2 Conditions to Obligations of Parent Group	57
8.3 Waiver of Conditions	59
Article 9 TERMINATION; AMENDMENT; WAIVER
9.1 Termination by Mutual Consent	59
9.2 Termination by Either Parent or Member Representative	59
9.3 Termination by Parent	59
9.4 Termination by Member Representative	60
9.5 Effect of Termination	60
9.6 Extension; Waiver	60
9.7 Termination Fee	60
Article 10 INDEMNIFICATION
10.1 Survival	61
10.2 Indemnification by PURO Members	62
10.3 Indemnification by Parent	63
10.4 Claims	63
10.5 Limitations	64
10.6 Materiality Qualifiers	66
10.7 Sandbagging	66
10.8 Surviving Companies’ Indemnification of Members	66
10.9 Exclusive Remedy	67
Article 11 MISCELLANEOUS
11.1 Payment of Expenses	67
11.2 Modification or Amendment	67
11.3 Waiver	67
11.4 Notices	67
11.5 Entire Agreement; Assignment	67
11.6 Parties in Interest	68
11.7 Severability	68
11.8 Validity	68
11.9 Neutral Construction	68
11.10 Headings; Construction	68
11.11 Governing Law; Waiver of Jury Trial	69
11.12 Consent to Jurisdiction	69
11.13 Arbitration	69
11.14 Counterparts	70
11.15 Further Assurances; Cooperation After Closing	70
11.16	70
11.17 Disclosure Schedules	70
11.18 Representation of Counsel.	71

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into and made effective as of December 19, 2022 (the “Effective Date”), by and among APPLIED UV, INC., a Delaware corporation (the “Parent”), PURO Acquisition Sub I, Inc., a Colorado corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), PURO Acquisition Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (the “Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), PURO LIGHTING, LLC, a Colorado limited liability company (“PURO”), Brian Stern, in his individual capacity, Andrew Lawrence, in his individual capacity (Messrs. Stern and Lawrence, together, the “PURO Members”), and BRIAN STERN, an individual, as the Member Representative (as defined below).

RECITALS

WHEREAS, the Parent desires to acquire PURO and PURO desires to be acquired by the Parent in each case pursuant to the terms set forth herein;

WHEREAS, the Board of Managers of PURO (the “PURO Board”) has unanimously determined that this Agreement and the transactions contemplated hereby, including (i) the merger of Merger Sub I with and into PURO (the “First Merger”), and (ii) the subsequent merger of PURO with and into Merger Sub II (the “Second Merger”, and together with the First Merger, the “Mergers”), are advisable and fair to, and in the best interests of PURO, the PURO Members and the minority members of PURO set forth on Schedule I (the “Minor PURO Equityholders” and, together with the PURO Members, the “PURO Equityholders”), and the PURO Board and the requisite members of PURO have adopted resolutions approving the execution of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the boards of directors or members, as applicable, of each of Parent and the Merger Subs have determined that it is advisable and in the best interests of each corporation or limited liability company and their respective stockholders or members, as applicable, that the Parent acquire PURO upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Colorado Corporations and Associations Act (the “CCAA”) and the Colorado Business Corporations Act (the “CBCA”), and in furtherance thereof, have approved this Agreement and the other transactions contemplated by this Agreement and the Transaction Documents (the “Transactions”).

WHEREAS, the parties hereto intend to treat the First Merger and the Second Merger as integrated steps in the single transaction contemplated by this Agreement and, in accordance with Revenue Ruling 2001-46, intend that the First Merger and the Second Merger will together qualify as a single “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the respective mutual agreements, covenants, representations, and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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Article 1
DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Acuity” means Acuity Brands Lighting, Inc.

“Affiliate” of any Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. The term “control” for purposes of this definition means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Applicable Law” means, with respect to any Person, all federal, state, local, or foreign constitutions, treaties, laws (including common law), statutes, rules, governmental regulations, codes, ordinances, bylaws, and the like, and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees, rulings, charges, or similar commands applicable to such Person.

“Associated Rights” shall have the meaning set forth in Section 11.18(b).

“Basket” shall have the meaning set forth in Section 10.5(a)(i).

“Breaching Party” shall have the meaning set forth in Section 9.7.

“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks in the City of New York are authorized or required by law to remain closed; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee,” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Capital Stock” means any and all (i) shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, (ii) other ownership interests in a Person, including membership interests, partnership interests, joint venture interests, and beneficial interests, and (iii) warrants, options, or rights of any nature to purchase, acquire, or otherwise obtain any of the foregoing (or any rights with respect thereto).

“Cash” means all unrestricted cash, all cash equivalents and marketable securities.

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“Cash Merger Consideration” shall have the meaning set forth in Schedule I.

“Cash Merger Consideration Excess” shall have the meaning set forth in Section 3.8(c).

“Cause” shall have the meaning set forth in the Employment Agreement entered into with the applicable PURO Member.

“CBCA” means the Colorado Business Corporation Act.

“CCAA” shall have the meaning set forth in the Recitals.

“Certificate of Indebtedness” shall have the meaning set forth in Section 3.6.

“Certificate of Transaction Expenses” shall have the meaning set forth in Section 3.6.

“Claim” shall have the meaning set forth in Section 10.4(a).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Cash” means the amount of Cash of PURO as of the start of business on the Closing Date, determined in accordance with the same accounting principles, practices, policies and methodologies used in the preparation of the Financial Statements, on a consistent basis. For the avoidance of doubt, the calculation of the Closing Cash shall be determined without giving effect to the Transactions.

“Closing Date” means the date of the Closing.

“Closing Indebtedness” means the aggregate amount of all Indebtedness of PURO as of the start of business on the Closing Date.

“Closing Net Working Capital” means an amount equal to Current Assets minus Current Liabilities, in each case as determined in accordance with the same accounting principles, practices, policies and methodologies used in the preparation of the Financial Statements, on a consistent basis; provided, that Closing Net Working Capital shall exclude, without duplication, (i) any asset or liability related to or included in the determination of Closing Cash, Closing Indebtedness or Transaction Expenses and (ii) any and all Tax assets and Tax liabilities.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.0001 per share, of the Parent.

“Computer Systems” means any combination of the computer software (including source code, executable code, databases, and related documentation), computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software systems that are used or relied on by PURO for its internal operations.

“Contingent Transaction Expenses” means any Transaction Expenses that only become payable following Closing upon additional amounts becoming payable to the PURO Equityholders in accordance with the terms of this Agreement.

“Convertible Note” means the Unsecured Convertible Promissory Note dated as of September 28, 2020, issued by PURO to Acuity.

“Current Assets” means the current assets of PURO (including inventory and accounts receivable that are not more than ninety (90) days delinquent; provided, however, that accounts receivable that (i) relate to new construction accounts or projects, (ii) result from utility rebates, (iii) are owed by Siemens Corporation or (iv) are subject to a reserve shall be counted as “Current Assets” without regard to the number of days delinquent) computed as of the start of business on the Closing Date; provided that, for the avoidance of doubt, Current Assets shall not include Closing Cash.

“Current Liabilities” means the current liabilities of PURO (including accounts payable, deposits from customers, and any other short-term debt and excluding Indebtedness and the Transaction Expenses) computed as of the start of business on the Closing Date.

“Data Room” means the virtual data room entitled “PURO Lighting, LLC and LED Supply Co. LLC - Shared Diligence Folder” located on Dropbox.

“DE LLCA” means the Delaware Limited Liability Company Act.

“Direct Claim” shall have the meaning set forth in Section 10.4(e).

“Disclosure Schedules” means the disclosure schedules delivered by each of the PURO Members to the Parent with respect to Article 4 and PURO to the Parent with respect to Article 5, in each case subject to Section 11.17.

“Dispute” shall have the meaning set forth in Section 11.13(a).

“Earnout Payments” shall have the meaning set forth in Section 3.5.

“Effective Date” shall have the meaning set forth in the Preamble.

“Employee Benefit Plan” means any (i) nonqualified deferred compensation or retirement plan, agreement, or arrangement, (ii) employee benefit plan within the meaning of ERISA §3(3), and (iii) any other material employee benefit plan, program, or arrangement involving compensation, deferred compensation, supplemental retirement, bonus, equity based awards, incentive, insurance coverage, severance, retention, change in control, medical, dental, vision, transportation, disability, paid time off, or fringe benefits that PURO currently maintains or contributes to, or has any current or potential liability, for the benefit of any current or former employee, consultant, officer, director, or other service provider of PURO (or their beneficiary or dependent).

“Employment Agreement” shall have the meaning set forth in Section 3.7(b)(v).

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“Enforcement Limitations” shall have the meaning set forth in Section 5.3.

“Environmental Claim” shall have the meaning set forth in Section 5.19(d).

“Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, hazardous substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing.

“Equity Merger Consideration” shall have the meaning set forth in Schedule I.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which, together with PURO, is or at any relevant time, was a member of (i) a controlled group of corporations within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, (iii) an affiliated service group within the meaning of Section 414(m) or the Code or the regulations under Section 414(o) of the Code, or (iv) controlled group within the meaning of Section 4001 of ERISA.

“Escrow Agent” shall mean an escrow agent mutually acceptable to the parties hereto that regularly provides cash escrow services to parties in connection with transactions of the kind and type contemplated by this Agreement.

“Escrow Agreement” shall mean the Escrow Agreement in form and substance reasonably and mutually acceptable to Parent and the PURO Members.

“Escrow Account” means the escrow account operated by the Escrow Agent pursuant to the Escrow Agreement, which shall hold any cash portion of the Escrow Amount (whether funded pursuant to this Agreement or pursuant to the LED Supply Merger Agreement).

“Escrow Amount” shall mean an aggregate of $1,850,000, 50% of which shall be funded in accordance with Section 3.1 of this Agreement and 50% of which shall be funded in accordance with Section 3.1 of the LED Supply Merger Agreement.

“Estimated Cash Merger Consideration” shall have the meaning set forth in Section 3.4.

“Estimated Cash Merger Consideration Calculation Statement” shall have the meaning set forth in Section 3.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” shall have the meaning set forth in Section 10.1.

“Final Cash Merger Consideration Calculation Statement” shall have the meaning set forth in Section 3.8(a).

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“FDA” shall have the meaning set forth in Section 5.23.

“Financial Statements” shall have the meaning set forth in Section 5.7(a).

“First Merger” shall have the meaning set forth in the Recitals.

“First Merger Effective Time” shall have the meaning set forth in Section 2.1(a).

“First Merger Statement of Merger” shall have the meaning set forth in Section 2.1(a).

“First Merger Surviving Entity” shall have the meaning set forth in Section 2.1(a).

“Forward-Looking Statements” shall have the meaning set forth in Section 6.11.

“Founders” means Brian Stern, Andrew Lawrence, Jeff Stern, and Bobby Lawrence.

“Fraud” means actual and intentional fraud committed in connection with the making of any representation or warranty set forth in this Agreement that constitutes common law fraud in the State of Delaware.

“Fundamental Representations” shall have the meaning set forth in Section 10.1(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Reps Expiration Date” shall have the meaning set forth in Section 10.1.

“Good Reason” shall have the meaning set forth in the Employment Agreement entered into with the applicable PURO Member.

“Governmental Authorization” means any notice to, approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law or Legal Order.

“Governmental Body” means, wherever located, any: (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, or entity and any court or other tribunal); (iv) multi-national governmental organization or body; or (v) body legally entitled to exercise any administrative, arbitrative, executive, judicial, legislative, police, regulatory, or taxing authority or power.

“Hazardous Material” means all pollutants, contaminants, hazardous substances, hazardous waste, toxic substances and materials, and petroleum as regulated under the Environmental, Health, and Safety Requirements.

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“including” means “including without limitation.”

“Indebtedness” of any Person means the following (without duplication), excluding payables incurred in the ordinary course of business: (i) all indebtedness for borrowed money created, incurred, or accrued by such Person or guaranteed by such Person or for which such Person is otherwise liable or responsible (including an agreement to assume the indebtedness of others); (ii) all obligations of such Person for the deferred purchase price of property or services; (iii) all obligations of such Person evidenced by notes, bonds, debentures, or similar instruments; (iv) all obligations of such Person in respect of letters of credit (to the extent drawn), surety bonds, or similar arrangements; (v) all obligations of such Person in respect of hedging agreements; (vi) all obligations of such Person under capital leases; (vii) all Liability of such Person in respect of bankers acceptances; (viii) all amounts owing by such Person under purchase money mortgages, indentures, deeds of trust, or other purchase money liens or conditional sale or other title retention agreements; (ix) all indebtedness secured by any mortgage, indenture, deed of trust, or other Security Interest upon any assets or properties of such Person even though such Person may not have assumed or become liable for the payment of such indebtedness; and (x) all interest, fees, and other expenses with respect to any of the foregoing; provided, however that Indebtedness shall not include any Liability under or with respect to the Convertible Note.

“Indemnified Party” shall have the meaning set forth in Section 10.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 10.4(a).

“Indemnity Notice Period” shall have the meaning set forth in Section 10.4(b).

“Independent Accounting Firm” shall have the meaning set forth in Section 3.7(b).

“Insurance Policies” shall have the meaning set forth in Section 5.15(a).

“Intellectual Property” means (i) all inventions, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and Know-How, and (vi) all computer software.

“Interim Operating Covenant Exceptions” shall have the meaning set forth in Section 7.1.

“IRS” means the Internal Revenue Service.

“Know-How” means all design technology, manufacturing techniques, process development, materials technology, and drawings and specifications for products.

“Knowledge” means the actual knowledge of Brian Stern and Andrew Lawrence after reasonable due inquiry of their direct reports.

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“Leased Real Property” shall have the meaning set forth in Section 5.12(a).

“LED Supply” means LED Supply Co. LLC, a Colorado limited liability company.

“LED Supply Member” means a member of LED Supply on the Effective Date.

“LED Supply Member Losses” shall have the meaning set forth in Section 10.5(b)(i).

“LED Supply Merger Agreement” means the Agreement and Plan of Merger dated as of the Effective Date among the Parent, LED Supply Acquisition Sub I, Inc., LED Acquisition Sub II, LLC, LED Supply, the LED Supply Members, and the Member Representative (as such term is defined in the LED Supply Merger Agreement).

“LED Supply Parent Losses” shall have the meaning set forth in Section 10.5(a)(i).

“Legal Action” means any action, suit, proceeding, hearing, arbitration, investigation, charge, complaint, claim, demand, or similar action taken by, filed with, or otherwise involving any Governmental Body.

“Legal Order” means any judgment, order, writ, decree, ruling, charge, injunction, or other restriction of any Governmental Body or any arbitration award.

“Liability” means, with respect to any Person, any liability, obligation, Tax, cost, interest, or expense of such Person and any claim, judgment, lawsuit, damage, penalty, or fine against such Person, in each case of any kind, character, or description, whether or not known, absolute, accrued, liquidated, due or to become due, or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Litigation Conditions” shall have the meaning set forth in Section 10.4(b).

“Loss” or “Losses” shall have the meaning set forth in Section 10.2.

“Malicious Instructions” shall have the meaning set forth in Section 5.31(a).

“Material Adverse Effect” means with respect to any entity, any condition, change, effect, or circumstance that, individually or when taken together with all such conditions, changes, effects, or circumstances, has or would reasonably be expected to have a material adverse effect on the financial condition, properties, business, operations, or results of operations of such entity; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a “Material Adverse Effect:” (a) any changes in the economy or financial or capital markets (including interest rates) or political conditions of the United States or any foreign country in which PURO has significant operations, , so long as such changes do not adversely affect PURO in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which it operates; (b) any changes that generally affect any of the industries in which PURO operates or participates, so long as such changes do not adversely affect PURO in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which it operates; (c) in and of itself, any failure by PURO to meet internal or other estimates, predictions, projections or forecasts; provided, however, that the facts and circumstances underlying any such failure may, except as may be provided in subsections (a), (b), (d), (e), (f) and (g) of this definition, be considered in determining whether a Company Material Adverse Effect has occurred; (d) any change in GAAP or any change in Applicable Law, in each case after the date hereof, so long as such changes do not adversely affect PURO in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which it operates; (e) acts of war, hostilities, terrorism, natural disasters, pandemics, epidemics or other acts of God (including COVID-19 and its variants), (f) the negotiation, execution, or delivery of any of this Agreement or the Transaction Documents, or the announcement or consummation of any of the transactions contemplated by this Agreement or the Transaction Documents, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees or (g) compliance by PURO with the terms of this Agreement or the Transaction Documents, except, for purposes of clauses (a), (b), (c), (d) and (e), to the extent such conditions have a materially disproportionate and adverse impact on PURO as compared to other Persons engaged in PURO’s industry.

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“Material Agreement” or “Material Agreements” shall have the meaning set forth in Section 5.14.

“Material Customer” shall have the meaning set forth in Section 5.24.

“Material Supplier” shall have the meaning set forth in Section 5.24.

“Materiality Qualifiers” shall have the meaning set forth in Section 10.6.

“Member Indemnified Party” or “Member Indemnified Parties” shall have the meaning set forth in Section 10.3.

“Member Representative” shall have the meaning set forth in Section 11.16.

“Member Special Claims” shall have the meaning set forth in Section 10.5(b)(i).

“Merger Consideration” shall have the meaning set forth in Schedule I.

“Merger Sub I” shall have the meaning set forth in the Preamble.

“Merger Sub II” shall have the meaning set forth in the Preamble.

“Merger Subs” shall have the meaning set forth in the Preamble.

“Mergers” shall have the meaning set forth in Section 2.1(b).

“Most Recent Balance Sheet” shall have the meaning set forth in Section 5.5(a).

“Most Recent Financial Statements” shall have the meaning set forth in Section 5.7(a).

“Most Recent Fiscal Month End” shall have the meaning set forth in Section 5.7(a).

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“Net Working Capital Adjustment” means (i) if the amount of the Closing Net Working Capital is less than the Net Working Capital Target, then the Net Working Capital Adjustment is the aggregate amount of such deficiency expressed as a negative number; and (ii) if the amount of the Closing Net Working Capital is greater than the Net Working Capital Target, then the Net Working Capital Adjustment is the aggregate amount of such excess expressed as a positive number; provided, however, if the Net Working Capital Adjustment is within ten percent (10%) of the Net Working Capital Target, then the amount of Net Working Capital Adjustment shall be equal to zero.

“Net Working Capital Target” means the amount to be set forth on a Schedule III to be delivered on or before January 6, 2023 (which shall be based on the Company’s recent financial statements and in form and substance reasonably acceptable to Parent and the Member Representative).

“Net Working Capital Requirement” shall have the meaning set forth in Section 7.11.

“Non-Income Tax Returns” shall have the meaning set forth in Section 7.5(a).

“Note Purchase Agreement” means the Note Purchase Agreement to be entered into between the Parent, Acuity Brands Lighting, Inc., and PURO on or prior to the Closing Date.

“Notice of Claim” shall have the meaning set forth in Section 10.4(a).

“Objection Notice” shall have the meaning set forth in Section 3.8(b).

“Organizational Documents” means, the articles of formation and operating agreement, or equivalent organizational documents, in each case as currently in effect, of PURO.

“Ownership Percentage” means, as of the relevant time of calculation, with respect to any PURO Equityholder, the percentage set forth opposite each PURO Equityholder’s name on Schedule I attached hereto under the subheading “Ownership Percentage”; subject to, in the case of any holder of profits interests of the Company (as designated in Schedule I), any “distribution hurdle” or similar threshold applicable to such profits interests (as designated in Schedule I), such that if such threshold applicable to such profits interest(s) has not been met in accordance with the Organizational Documents and the documentation governing such profits interests, such profits interests shall be disregarded for purposes of calculating the Ownership Percentage, and the Ownership Percentage shall be recalculated as though such profits interests were not outstanding. Once the applicable threshold has been satisfied, the Ownership Percentage for all PURO Equityholders shall be appropriately adjusted to reflect the inclusion of the applicable profits interests as outstanding for purposes of calculating the Ownership Percentage.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Closing Certificate” shall have the meaning set forth in Section 3.7(a)(iv).

“Parent Group” means, the Parent and the Merger Subs.

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“Parent Indemnified Party” or “Parent Indemnified Parties” shall have the meaning set forth in Section 10.2.

“Parent Prepared Returns” shall have the meaning set forth in Section 7.5(a).

“Parent Secretary’s Certificate” shall have the meaning set forth in Section 3.7(a)(iii).

“Parent Special Claims” shall have the meaning set forth in Section 10.5(a)(i).

“Parent’s Proposed Calculations” shall have the meaning set forth in Section 3.8(a).

“PC” shall have the meaning set forth in Section 11.18(a).

“PEO” means any professional employer organization, co-employer organization, human resources or benefits outsourcing entity, or similar vendor or provider.

“PEO Benefit Plan” means any Employee Benefit Plan that is sponsored or maintained by a PEO under which an employee of PURO may be eligible to receive benefits in connection with PURO’s engagement of such PEO.

“Permits” shall have the meaning set forth in Section 5.10.

“Permitted Exceptions” means liens for current Taxes and installments of special assessments and other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by PURO; recorded conditions, easements, reservations, covenants, and restrictions and similar matters of record affecting title to the Leased Real Property or the real property on which the Leased Real Property is situated and that do not materially impair the operations of PURO; zoning, entitlement, building, and other laws and land use regulations that do not materially impair the operations of PURO; statutory or common law liens and Security Interests to secure landlords, sublandlords, licensors, or sublicensors under leases or rental agreements arising or incurred in the ordinary course of business; mechanic’s, carriers’, workers’, repairers’, and similar common law and statutory liens and Security Interests arising or incurred in the ordinary course of business for amounts which are not delinquent; public roads and highways; matters that would be disclosed by a current title examination or an inspection or accurate survey of each parcel of Leased Real Property; liens, Security Interests, and other encumbrances on Leased Real Property arising from the provisions of the Real Property Leases; other liens and Security Interests arising in the ordinary course of business and (i) not incurred in connection with the borrowing of money and (ii) not delinquent or in default; Security Interests arising under original purchase or conditional sales contracts and equipment leases with third parties; pledges or deposits made in the ordinary course of business to secure obligations under works or unemployment compensation Applicable Laws or to secure public or statutory obligations; in the case of equity interests, restrictions imposed under securities Applicable Laws; nonexclusive licenses of Intellectual Property granted by PURO in the ordinary course of business; and Security Interests created by Parent or the Merger Subs.

“Person” means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Body.

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“Personal Information” shall have the meaning set forth in Section 5.31(c).

“Pre-Closing Period” shall have the meaning set forth in Section 5.31(c).

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Straddle Period, any portion thereof ending on, and including, the Closing Date.

“Pre-Closing Taxes” means all Taxes with respect to (i) PURO with respect to any Pre-Closing Tax Period, (ii) any member of an affiliated, consolidated, combined, or unitary group of which PURO (or any predecessor thereto) is or was a member before Closing, including Taxes pursuant to Treasury Regulation 1.1502-6 or any similar Applicable Law, and (iii) any Person (other than PURO) imposed on PURO for any period as a transferee or successor with respect to any transaction occurring on or before the Closing Date, by Applicable Law, contract, or otherwise; except to the extent (1) of any Taxes which are taken into account in determining Closing Net Working Capital or which otherwise reduces the Merger Consideration (as adjusted pursuant to this Agreement), (2) of any Taxes resulting from filing any election after the Closing having retroactive effect to any Pre-Closing Tax Period (including an election under Section 338 of the Code), (3) of any Taxes incurred on the Closing Date but after the Closing that are outside of the ordinary course of business of the PURO, or (4) of any Transfer Taxes that are the responsibility of the Parent Group pursuant to Section 7.5(d).

“Protected Communication” shall have the meaning set forth in Section 11.18(b).

“Purchaser Communication Group” shall have the meaning set forth in Section 11.18(b).

“PURO” shall have the meaning set forth in the Preamble.

“PURO Board” shall have the meaning set forth in the Recitals.

“PURO Closing Certificate” shall have the meaning set forth in Section 3.7(b)(ii).

“PURO Interests” means all of the membership interests of PURO.

“PURO Members” shall have the meaning set forth in the Recitals.

“PURO Secretary’s Certificate” shall have the meaning set forth in Section 3.7(b)(i).

“Real Property” shall have the meaning set forth in Section 5.12(a).

“Real Property Leases” shall have the meaning set forth in Section 5.12(a).

“Released Claims” shall have the meaning set forth in Section 7.10.

“Released Parties” shall have the meaning set forth in Section 7.10.

“Releasing Parties” shall have the meaning set forth in Section 7.10.

“Representatives” shall have the meaning set forth in Section 7.3.

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“Response Period” shall have the meaning set forth in Section 3.7(b).

“Restrictive Product Customer” is defined in Section 5.13(h) of this Agreement.

“ROFR Notice” shall have the meaning set forth in Section 7.9.

“ROFR Sale” shall have the meaning set forth in Section 7.9.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all reports required to be filed by the Parent with the SEC pursuant to the Securities Act and the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Interest” means, exclusive of the Permitted Exceptions, any mortgage, pledge, deed of trust, lien, encumbrance, charge, conditional sales agreement, title retention agreement, claims under bailment, or storage agreements, material defect as to title, licenses, or other security interest or encumbrance whatsoever, other than (i) mechanic’s, materialmen’s, and similar liens for amounts that are not yet due and payable or are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established, (ii) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established, and (iii) purchase money liens and liens securing rental payments under capital lease arrangements.

“Series B Preferred Stock” means the Parent’s 2% Series B Cumulative Perpetual Preferred Stock, par value $0.0001 per share.

“Series C Certificate of Designation” shall mean the Certificate of Designation, Rights and Preferences of the Series C Preferred Stock.

“Series C Preferred Stock” means the Parent’s 5% Series C Cumulative Perpetual Preferred Stock, par value $0.0001 per share.

“Service Provider” means any service provider engaged by PURO as of immediately prior to Closing.

“Statements of Merger” shall have the meaning set forth in Section 2.1(b).

“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

“Subsidiary” means any entity of which PURO directly or indirectly, owns Capital Stock sufficient to elect a majority of the board of directors or persons performing a similar function.

“Tax” or “Taxes” means: (i) any foreign, federal, state, or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, parking, payroll, withholding, unemployment compensation, social security, retirement, or other tax of any nature; (ii) any foreign, federal, state, or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, other fee, or charge of any nature imposed by a Governmental Body; or (iii) any deficiency, interest, or penalty imposed with respect to any of the foregoing.

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“Tax Returns” means all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates, or other documents required to be filed or submitted to any Governmental Body with respect to the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of, or compliance with, any Tax.

“Trading Day” means (i) if the Common Stock is listed or admitted for trading on any national securities exchange, days on which such national securities exchange is open for business; (ii) if the Common Stock is quoted on any other system of automated dissemination of quotations of securities prices, days on which trades may be effected through such system; or (iii) if the Common Stock is not listed or admitted for trading on any national securities exchange or quoted on any other system of automated dissemination of quotation of securities prices, days on which the Common Stock is traded in a regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Common Stock are available.

“Transaction Documents” means this Agreement, the Escrow Agreement (if applicable), and each of the other agreements, documents, and instruments required to be delivered or filed by any of the parties hereto at or before the Closing in accordance with the provisions hereof.

“Transaction Expenses” means (without duplication): (i) all fees and disbursements of attorneys, accountants, and other advisors and service providers incurred or to be incurred in connection with the preparation, execution, and consummation of this Agreement, and (ii) if any, any bonuses or severance that become payable as a result of the transactions contemplated hereby (whether contingent upon the Closing or upon the Closing and the occurrence of another event), in each case that are payable by PURO (on or before the Closing), and have not been paid as of the Closing and are not accrued as a current liability in the calculation of Closing Net Working Capital; provided, that Transaction Expenses shall exclude, without duplication, any liability related to or included in the determination of Closing Cash, Closing Net Working Capital or Closing Indebtedness. Notwithstanding anything to the contrary herein, to the extent any Contingent Transaction Expenses may become payable only upon payment of additional payments to the PURO Equityholders in accordance with this Agreement, such amounts will not be characterized as Transaction Expenses at Closing or otherwise until, and only at such time, as such amounts become payable by the Company in accordance with their terms.

“Transaction Tax Deductions” means any item of loss or deduction, which is deductible by PURO, resulting from or attributable to (i) the vesting or exercise of, or payments with respect to, any equity-based compensation arrangements, (ii) all stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments, or similar payments made or to be made by PURO on or prior to the Closing Date in connection with or resulting from the Closing (or included as a liability in Closing Net Working Capital), (iii) the fees, expenses, and interest (including unamortized original issue discount and any other amounts treated as interest for federal income Tax purposes and any prepayment penalty or breakage fees or accelerated deferred financing fees) incurred by PURO with respect to the payment of any Closing Indebtedness, (iv) the amount of legal and accounting fees and expenses paid or payable by PURO in connection with or resulting from the Closing, and (v) any employment Taxes with respect to the amounts set forth in clauses (i) or (ii) of this definition. The parties hereto shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success based fees for purposes of the foregoing clause (iii) of this definition.

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“Transactions” shall have the meaning set forth in the Recitals.

“Transfer Agent” shall have the meaning set forth in Section 3.7(a)(iii).

“Transfer Taxes” shall have the meaning set forth in Section 7.5(d).

“Tribunal” shall have the meaning set forth in Section 11.13(a).

“VWAP” on a Trading Day means the volume weighted average price for the Common Stock for such Trading Day as reported by Bloomberg Financial Markets or if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation.

Article 2
THE MERGERS; CLOSING

2.1  The Mergers.

(a)  First Merger. On the terms and subject to the conditions set forth in this Agreement, the Statement of Merger in form and substance reasonably acceptable to Parent and the PURO Members (the “First Merger Statement of Merger”) and the applicable provisions of the CCAA and the CBCA on the Closing Date, the parties shall cause Merger Sub I to merge with and into PURO (the “First Merger”), by filing the First Merger Statement of Merger with the Secretary of State of the State of Colorado in accordance with the applicable provisions of the CCAA and the CBCA whereupon the separate corporate existence of Merger Sub I shall cease and PURO shall continue as the surviving entity and a wholly owned subsidiary of Parent. PURO, as the surviving entity after the First Merger, is sometimes referred to herein as the “First Merger Surviving Entity.” The time of the filing and acceptance by the Secretary of State of the State of Colorado of such filing (or such other later time as may be agreed in writing by Parent, Merger Sub I and PURO and specified in the First Merger Statement of Merger) shall be referred to herein as the “First Merger Effective Time.”

(b)  Second Merger. On the terms and subject to the conditions set forth in this Agreement, the Statement of Merger in form and substance reasonably acceptable to Parent and the PURO Members(the “Second Merger Statement of Merger” and together with the First Merger Statement of Merger, the “Statements of Merger”) and the applicable provisions of CCAA and the Delaware Limited Liability Company Act, on the Closing Date, immediately after the First Merger Effective Time, Parent shall cause the First Merger Surviving Entity to merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), by filing the Second Merger Statement of Merger with the Secretary of State of the State of Colorado in accordance with the applicable provisions of CCAA and the Certificate of Merger with the Secretary of State of the State of Delaware whereupon the separate corporate existence of the First Merger Surviving Entity shall cease and Merger Sub II shall continue as the surviving entity and a wholly owned subsidiary of Parent. Merger Sub II, as the surviving entity after the Second Merger, is sometimes referred to herein as the “Second Merger Surviving Entity.” The time of the filing and acceptance by the Secretary of State of the State of Delaware of such filing (or such later time as may be agreed to by Parent, Merger Sub II and PURO in writing and set forth in the Second Merger Statement of Merger) shall be referred to herein as the “Second Merger Effective Time.”

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2.2  Closing and Effective Time.

(a)  The closing of the First Merger and the Second Merger shall be consummated on the Closing Date. The closing (the “Closing”) shall take place remotely via the exchange of documents, signatures and payments, not later than one (1) Business Day after all of the conditions to closing specified in Article 8 hereof have been satisfied or waived by the party entitled to waive that condition (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time); provided, however, that the Closing may take place by other means as may be mutually agreed upon in advance by the parties.

2.3  Organizational Documents of the Surviving Entities.

(a)  First Merger Surviving Entity.

(i)  The articles of organization of Merger Sub I, as in effect immediately prior to the First Merger Effective Time, shall be the articles of organization of the First Merger Surviving Entity at the First Merger Effective Time, until thereafter amended in accordance with the CLLCA and as provided in such articles of organization; provided, however, that at the First Merger Effective Time, the articles of organization of the First Merger Surviving Entity shall be amended to change the name of the First Merger Surviving Entity to “PURO LIGHTING, LLC”.

(ii)  The operating agreement of Merger Sub I, as in effect immediately prior to the First Merger Effective Time, shall be the operating agreement of the First Merger Surviving Entity at the First Merger Effective Time, until thereafter amended in accordance with CLLCA and as provided in such operating agreement.

(b)  Second Merger Surviving Entity.

(i)  The articles of organization of Merger Sub II, as in effect immediately prior to the Second Merger Effective Time, shall be the articles of organization of the Second Merger Surviving Entity at the Second Merger Effective Time, until thereafter amended in accordance with the DE LLCA and as provided in such articles of organization; provided, however, that at the Second Merger Effective Time, the articles of organization of the Second Merger Surviving Entity shall be amended to change the name of the Second Merger Surviving Entity to “PURO LIGHTING, LLC”.

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(ii)  The operating agreement of Merger Sub II, as in effect immediately prior to the Second Merger Effective Time, shall be the operating agreement of the Second Merger Surviving Entity at the Second Merger Effective Time, until thereafter amended in accordance with DE LLCA and as provided in such operating agreement.

2.4  Managers and Officers of the Surviving Corporation and Surviving Entity.

(a)  First Merger Surviving Entity.

(i)  Unless otherwise determined by Parent prior to the First Merger Effective Time, the directors of Merger Sub I immediately prior to the First Merger Effective Time shall be the managers of the First Merger Surviving Entity immediately after the First Merger Effective Time, each to hold the office of a manager of the First Merger Surviving Entity in accordance with the provisions of the CLLCA and the articles of organization and operating agreement of the First Merger Surviving Entity until his or her successors is duly designated and qualified.

(ii)  Unless otherwise determined by Parent prior to the First Merger Effective Time, the officers of Merger Sub I immediately prior to the First Merger Effective Time shall be the officers of the First Merger Surviving Entity immediately after the First Merger Effective Time, each to hold office in accordance with the provisions of the operating agreement of the First Merger Surviving Entity.

(b)  Second Merger Surviving Entity.

(i)  Parent shall be the managing member (as defined in the operating agreement of the Second Merger Surviving Entity) of the Second Merger Surviving Entity.

(ii)  The officers of Merger Sub II immediately prior to the Second Merger Effective Time shall be the officers of the Second Merger Surviving Entity immediately after the Second Merger Effective Time, each to hold office in accordance with the provisions of the operating agreement of the Second Merger Surviving Entity.

2.5  General Effects of the Mergers.

(a)  First Merger. At the First Merger Effective Time, the effects of the First Merger shall be as provided in the applicable provisions of the CCAA and the CBCA. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of PURO and Merger Sub I shall vest in the First Merger Surviving Entity, and all debts, liabilities and duties of PURO and Merger Sub I shall become the debts, liabilities and duties of the First Merger Surviving Entity.

(b)  Second Merger. At the Second Merger Effective Time, the effects of the Second Merger shall be as provided in the applicable provisions of CCAA and the DE LLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of Merger Sub II and the First Merger Surviving Entity shall vest in the Second Merger Surviving Entity, and all debts, liabilities and duties of Merger Sub II and the First Merger Surviving Entity shall become the debts, liabilities and duties of the Second Merger Surviving Entity.

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2.6  Effect of First Merger on Capital Stock or Equity Interests of Constituent Corporations.

(a)  Merger Sub I Capital Stock. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of Parent, the Merger Subs, PURO or the respective stockholders or members thereof or any other Person, all of the capital stock of Merger Sub I that is outstanding immediately prior to the First Merger Effective Time shall be converted into and become 100% of the membership interests of PURO (and the membership interests of PURO into which the membership interests of Merger Sub I are so converted shall be the only membership interests of PURO that are outstanding immediately after the First Merger Effective Time).

(b)  PURO Equity Interests. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of Parent, the Merger Subs, PURO or the respective stockholders or members thereof or any other Person, each membership interest (including any “profits interest”) of PURO issued and outstanding as of immediately prior to the First Merger Effective Time shall be cancelled and extinguished, and shall be converted automatically into the right to receive the Cash Merger Consideration, the Equity Merger Consideration, and any Earnout Payments (in the case of profits interests, which shall be payable in cash in lieu of capital stock of Parent at the deemed price per share specified in this Agreement (or, for the avoidance of doubt, any applicable schedule hereto)), such that each PURO Equityholder holding such membership interest (including any “profits interest”) shall be entitled to receive their Ownership Percentage of any such Cash Merger Consideration, the Equity Consideration, and any Earnout Payments (in the case of profits interests, which shall be payable in cash in lieu of capital stock of Parent at the deemed price per share specified in this Agreement (or, for the avoidance of doubt, any applicable schedule hereto)), if and when such amounts become payable, in each case as set forth on Schedule I and Schedule II hereto. For the avoidance of any doubt, an entitlement of any PURO Equityholder to receive Earnout Payments in cash (as contemplated in Schedule II) shall not increase the total amount of Merger Consideration payable by Parent or increase the percentage of Earnout Payments, as the case may be, payable in aggregate to the PURO Equityholders. With respect to Earnout Payments, such amounts will be paid by Parent to the PURO Equityholders in the form of consideration (whether in cash or shares of capital stock of Parent) and manner as contemplated in Schedule II.

2.7  Effect of Second Merger on Capital Stock or Equity Interests of Constituent Companies.

(a)  First Merger Surviving Entity Membership Interests. Effective as of the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of Parent, Merger Sub II, the First Merger Surviving Entity or the respective stockholders or members thereof, or any other Person, each membership interest of the First Merger Surviving Entity that is outstanding immediately prior to the Second Merger Effective Time shall be cancelled without any consideration paid therefor.

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(b)  Merger Sub II Membership Interests. Effective as of the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of Parent, Merger Sub II, First Merger Surviving Entity or the respective stockholders or members thereof, or any other Person, each membership interest of Merger Sub II that is issued and outstanding immediately prior to the Second Merger Effective Time shall remain issued and outstanding.

Article 3
Closing PAYMENTS; EARNOUT; CLOSING DELIVERABLES

3.1  Closing Payments and Deposits. On the Closing Date, the Parent shall (a) issue and deliver the Equity Merger Consideration to the members of PURO or their nominees on a pro rata basis in accordance with their Ownership Percentages, (b) pay to the Member Representative via wire transfer of immediately available funds to a bank account designated by the Member Representative an amount (which may be $0.00 but not a negative number) in cash equal to (i) the Estimated Cash Merger Consideration less (ii) the Escrow Amount, (c) make the payments contemplated in Section 3.6 and Section 3.7(a)(i), and (d) deposit into the Escrow Account any Estimated Cash Merger Consideration that is not distributed to the members of PURO after the application of Section 3.1(b) (if any); provided however, that with respect to the Equity Merger Consideration allocated to the PURO Equityholders, the Parent shall instruct the Transfer Agent to subject a number of shares Common Stock that have a value (based on a per share price of $2.00) equal to (i) 50% of the Escrow Amount less (ii) cash deposited into the Escrow Account pursuant to this Section 3.1(d) and Section 3.1 of the LED Supply Merger Agreement, to the transfer restrictions, to be set forth on an Exhibit A hereto to be delivered on or before January 6, 2023 (which shall be in form and substance reasonably acceptable to Parent and the Member Representative (which in any event shall provide for blanket restrictions on transferability for a period of eighteen (18) months following Closing)), for purposes of satisfying indemnification claims pursuant to Article 10 (the “Indemnity Shares”). For the avoidance of doubt, upon application of this Section 3.1 and Section 3.1 of the LED Supply Merger Agreement, the aggregate amount of cash to be placed into the Escrow Account (whether pursuant to this Agreement or pursuant to the LED Supply Merger Agreement), together with the value (assuming $2.00 per share of Common Stock) of Indemnity Shares subject to transfer restrictions, in each case as contemplated in this Section 3.1 and Section 3.1 of the LED Supply Merger Agreement, shall equal the Escrow Amount.

3.2  Fractional Shares. No certificates or scrip representing fractional shares of the Equity Merger Consideration will be issued in connection with the transaction contemplated herein, and no dividend, stock split, or other distribution of the Parent will relate to any such fractional share interest, and no such fractional share interest will entitle the holder thereof to vote or to any other rights of a shareholder of the Parent. In lieu of any such fractional share, the members of PURO will be entitled to receive a cash payment therefor, without interest, at the pro rata amount based on the agreed upon value of the Equity Merger Consideration.

3.3  Ownership of Shares. The Parent and the PURO Equityholders agree that for United States federal income tax purposes, the members of PURO shall be the owners of the Equity Merger Consideration as of the Closing Date, along with any dividends payable in respect of such stock after the Closing Date.

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3.4  Estimated Cash Merger Consideration Calculation Statement. One (1) Business Day prior to the Closing Date, PURO shall deliver to the Parent a written statement (the “Estimated Cash Merger Consideration Calculation Statement”) setting forth (a) PURO’s good faith estimate of the amounts of (i) the Closing Indebtedness, (ii) the Transaction Expenses, (iii) Closing Cash and (iv) the Closing Net Working Capital (and the Net Working Capital Adjustment calculated by reference thereto), and (b) the calculation of the Cash Merger Consideration amount based thereon (such amount, the “Estimated Cash Merger Consideration”). Schedule I sets forth the format for the calculation of the amounts described in this Section 3.4 and the payments to be made pursuant to Section 3.4 and Section 3.1. Upon reasonable written request, PURO shall provide the Parent with reasonable access (during normal business hours and upon reasonable advance written notice) to the information used to prepare the estimated Closing Net Working Capital and the Net Working Capital Adjustment.

3.5  Earnout Payments. With respect to the periods (i) commencing January 1, 2022 and ending December 31, 2022, (ii) commencing January 1, 2023 and ending December 31, 2023, (iii) commencing January 1, 2024 and ending December 31, 2024, and (iv) commencing January 1, 2025 and ending December 31, 2025, the Parent shall pay, or cause to be paid, to the members of PURO, the earnout amounts pursuant to the calculations set forth on Schedule II (the “Earnout Payments”). The payment of any Earnout Payments shall be treated by the parties hereto for applicable Tax purposes as merger consideration for the PURO Interests. Any Earnout payments for 2022 will be made in cash within 21 days of Parent receiving its audited financial statements for fiscal year end 2022 from its auditors. Any other Earnout Payments will be paid 50% in cash and 50% in Common Stock (in the case of the Common Stock, determined using a price per share of Common Stock equal to 90% of the closing price on the date immediately prior to such payment); provided, however, that no PURO Equityholder shall be permitted to elect to receive a cash payment to the extent the receipt of such cash payment would reasonably be expected to cause the Mergers to fail to constitute a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, as reasonably determined by the PURO Members in consultation with their tax advisers.

3.6  Payment of Closing Indebtedness and Transaction Expenses. At the Closing, the Parent shall pay and discharge, or cause to be paid and discharged, all Closing Indebtedness as set forth on the certificate of Indebtedness (the “Certificate of Indebtedness”) provided to the Parent by PURO and all Transaction Expenses set forth on the certificate of Transaction Expenses (the (“Certificate of Transaction Expenses”)) provided to the Parent by PURO, by wire transfer of immediately available funds pursuant to written instructions provided to the Parent by PURO concurrently with the delivery of the Estimated Cash Merger Consideration Calculation Statement. On or before the Closing Date, PURO will make arrangements reasonably satisfactory to the Parent for such holders of Indebtedness to provide to the Parent recordable form lien releases and other documents reasonably requested by the Parent simultaneously with or promptly following the Closing. Notwithstanding anything to the contrary herein, to the extent any Contingent Transaction Expenses may become payable only upon payment of additional payments to the PURO Equityholders in accordance with this Agreement, such amounts will not be characterized as Transaction Expenses at Closing or otherwise until, and only at such time, as such amounts become payable by the Company in accordance with their terms.

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3.7  Closing Transactions and Deliverables.

(a)  Closing Deliveries by Parent. Subject to the conditions set forth in this Agreement, on or before the Closing Date Parent shall:

(i)  pay the Cash Merger Consideration in accordance with Section 3.1(b) hereof;

(ii)  deliver to PURO an executed copy of an instruction letter in form and substance reasonably acceptable to the Member Representative that has been delivered to the Parent’s transfer agent (the “Transfer Agent”), instructing the Transfer Agent to issue the common stock included in the Equity Merger Consideration, to the members of PURO in accordance with the allocations set forth in Schedule I and the restrictions set forth in Section 3.1(d).

(iii)  deliver to PURO a certificate of the Secretary of the Parent in customary form (the “Parent Secretary’s Certificate”), certifying that attached thereto are true and complete copies of (A) the Organizational Documents of the Parent, and the Merger Subs, (B) all resolutions adopted by the Board of Directors (or equivalent governing Person or body, including any requisite manager, member or managing member) of the Parent, and the Merger Subs authorizing the execution, delivery, and performance of this Agreement and the other applicable Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect, and (C) an incumbency certificate certifying the signatures and incumbency of the Parent, and Merger Subs authorized signatories to this Agreement and the Transaction Documents;

(iv)  deliver to PURO a certificate of an authorized officer of the Parent in customary form (the “Parent Closing Certificate”), dated as of the Closing Date, stating that the conditions set forth in Sections 8.1(a) and 8.1(b) have been satisfied;

(v)  to the extent the Estimated Cash Merger Consideration is greater than the Escrow Amount, deliver to PURO the Escrow Agreement, duly executed by the Parent; and

(vi)  deliver to PURO the Employment Agreements, duly executed by SteriLumen, Inc., a wholly owned subsidiary of the Parent.

(vii)  deliver to PURO the LED Supply Merger Agreement, duly executed by the Parent, LED Supply Acquisition Sub I, LLC, and LED Acquisition Sub II, LLC.

(viii)  deliver to PURO a certified copy of the Series C Certificate of Designation, in substantially the form as set forth on an Exhibit B hereto to be delivered on or before January 6, 2023 (which shall be in form and substance reasonably acceptable to Parent and the Member Representative), which has been filed with and stamped by the Secretary of State of the State of Delaware.

(ix)  deliver to PURO a wet ink executed Series C Preferred Stock certificate, in substantially the form as set forth on an Exhibit C hereto to be delivered on or before January 6, 2023 (which shall be in form and substance reasonably acceptable to Parent and the Member Representative).

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(b)  Closing Deliveries by PURO. On the Closing Date, PURO will deliver to the Parent:

(i)  a certificate of the Secretary of PURO in customary form (the “PURO Secretary’s Certificate”), certifying that attached thereto are true and complete copies of (A) the Organizational Documents of PURO, (B) all resolutions adopted by the PURO Board authorizing the execution, delivery, and performance of this Agreement and the other applicable Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect, (C) an incumbency certificate certifying the signatures and incumbency of authorized signatories to this Agreement and the Transaction Documents, and (D) a good standing certificate, dated within two (2) days prior to the Closing Date, from the Secretary of State of each state in which PURO was organized and each state in which PURO is qualified to do business, each stating that PURO is in good standing therein;

(ii)  a certificate of an authorized officer of PURO substantially in customary form (the “PURO Closing Certificate”), dated as of the Closing Date, stating that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied;

(iii)  to the extent the Estimated Cash Merger Consideration is greater than the Escrow Amount, the Escrow Agreement, duly executed by the Member Representative;

(iv)  the First Merger Statement of Merger, duly executed by an authorized representative of PURO;

(v)  the Employment Agreements substantially in the form attached hereto as Exhibit D (the “Employment Agreement”), each duly executed by Brian Stern, Andrew Lawrence, and James Colantoni;

(vi)  the Certificate of Indebtedness of PURO, duly certified by an appropriate officer of PURO;

(vii)  a payoff letter from each holder of Indebtedness listed on the Certificate of Indebtedness of PURO that lists all outstanding monetary obligations of PURO to such Person as of the Closing Date, in each case with such Person (A) agreeing that payment of such amounts will satisfy all outstanding monetary obligations of PURO, (B) if applicable, agreeing that all Security Interests on or with respect to PURO will be released upon the satisfaction of the conditions in such letter, and (C) if applicable, providing wire transfer instructions;

(viii)  evidence of the termination of that certain Single Tenant Building Lease dated as of June 1, 2020, by and between Stern Lawrence Holdings LLC and PURO;

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(ix)  the lease with respect to the property located at 12340 West Cedar Drive, Lakewood, Colorado 80228 in form and substance reasonably acceptable to Parent and the PURO Members, duly executed by Stern Lawrence Holdings LLC and of PURO;

(x)  a duly executed acknowledgement from Acuity that payment of $2,500,000 and the issuance of the Series B Preferred Stock to Acuity on the Closing Date, satisfies all of PURO’s obligations under the Convertible Note and upon receipt of such payment and issuance, the Convertible Note shall be paid in full, in a form reasonably acceptable to the Parent;

(xi)  The LED Supply Merger Agreement, duly executed by LED Supply and the Member Representative (as defined in the LED Supply Merger Agreement);

(xii)  a duly executed Certificate of Indebtedness;

(xiii)  a duly executed Certificate of Transaction Expenses and

(xiv)  (1) audited balance sheets, and statements of income and members’ equity, and cash flows of PURO as of and for the fiscal years ended December 31, 2021 and 2020; and (2) a reviewed balance sheet and statement of income and members’ equity, and cash flows of PURO as of and for the nine (9) month period ended September 30, 2022.

3.8  Post-Closing Purchase Price True-Up.

(a)  Within sixty (60) days after the Closing Date, the Parent shall prepare, at the Parent’s expense, and deliver to the Member Representative, a written statement (the “Final Cash Merger Consideration Calculation Statement”) setting forth the Parent’s calculation (the “Parent’s Proposed Calculations”) of the Cash Merger Consideration based upon the Parent’s calculation of (i) the Closing Cash, (ii) the Closing Indebtedness, (iii) the Closing Net Working Capital (and the Net Working Capital Adjustment calculated by reference thereto), and (iv) the Transaction Expenses.

(b)  Within thirty (30) days after its receipt of the Final Cash Merger Consideration Calculation Statement (the “Response Period”), the Member Representative shall notify the Parent in writing of its agreement or disagreement with the Final Cash Merger Consideration Calculation Statement and the accuracy of any of the Parent’s Proposed Calculations in accordance with this Section 3.8. During the Response Period, upon reasonable written request, the Parent shall grant the Member Representative and its accountants reasonable access to reasonably requested work papers, facilities, schedules, and calculations used in the preparation of the Final Cash Merger Consideration Calculation Statement. If during the Response Period the Member Representative does not deliver a written notice to the Parent which includes (i) an objection to the accuracy of the Final Cash Merger Consideration Calculation Statement, (ii) the basis for any objection, (iii) proposed corrections to the Final Cash Merger Consideration Calculation Statement that is based on clauses (i) and (ii) above (an “Objection Notice”), then the Final Cash Merger Consideration Calculation Statement and the Parent’s Proposed Calculations shall be conclusive and binding upon the Parent Group and the members of PURO. If during the Response Period the Member Representative delivers an Objection Notice to the Parent, then the Member Representative and the Parent shall in good faith attempt to agree on the amount of the Cash Merger Consideration. If any objections contained in the Objection Notice are of such items are not resolved within thirty (30) days of the receipt of the Objection Notice, then the Parent and the Member Representative shall mutually select a nationally recognized independent accounting firm (the “Independent Accounting Firm”) to resolve the calculation of the Cash Merger Consideration within thirty (30) days of the Independent Accounting Firm’s engagement by conducting its own review and verification of the Final Cash Merger Consideration Calculation Statement. The Parent and the Member Representative shall be bound by the determination of the Cash Merger Consideration by the Independent Accounting Firm; provided however, that the amount of the Cash Merger Consideration determined by the Independent Accounting Firm shall be no less than the amount claimed by the Parent and no greater than the amount claimed by the Member Representative. Each of the Parent and the Member Representative agrees to execute, if requested by the Independent Accounting Firm, an engagement letter containing reasonable and customary terms. The Parent and the Member Representative shall each pay their own costs and expenses incurred under this Section 3.8(b). The Independent Accounting Firm’s fees and expenses shall be borne by the Parent if the Independent Accounting Firm substantially agrees with the Member Representative’s calculation of Cash Merger Consideration and by the Member Representative if the Independent Accounting Firm substantially agrees with the Parent’s calculation of Cash Merger Consideration. If the Independent Accounting Firm does not substantially agree with the calculation of Cash Merger Consideration by either the Member Representative of the Parent, then each party shall pay 50% of the Independent Accounting Firm’s fees and expenses.

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(c)  If the Cash Merger Consideration as recalculated pursuant to Section 3.8(b) is in excess of the Estimated Cash Merger Consideration, then the Parent shall pay within three (3) Business Days following the final determination thereof in accordance with this Section 3.8, via wire transfer of immediately available funds to an account designated in advance by the Member Representative to the Parent, such excess to the Member Representative, for further distribution to the applicable PURO Equityholders, based on their respective Ownership Percentages. If the Estimated Cash Merger Consideration is in excess of the Cash Merger Consideration as recalculated pursuant to Section 3.8(b) (such amount, the “Cash Merger Consideration Excess”), then (i) if an Escrow Account has been established pursuant to this Agreement, the Member Representative and the Parent shall deliver joint written instructions within three (3) Business Days following the final determination thereof in accordance with this Section 3.8 to the Escrow Agent instructing the Escrow Agent to distribute to the Parent an amount in cash equal to the lesser of (1) the Cash Merger Consideration Excess and (2) funds on deposit in the Escrow Account (with any remaining portion of the Cash Merger Consideration Excess not satisfied from funds on deposit in the Escrow Account to be satisfied by the forfeiture and cancellation of that number of shares of Common Stock issued to the PURO Members which are not Indemnity Shares and having a value equal to such remaining portion (at a price per share equal to $2.00) and (ii) if an Escrow Account has not been established pursuant to this Agreement, by the forfeiture and cancellation of that number of shares of Common Stock issued to the PURO Members which are not Indemnity Shares having a value equal to the Cash Merger Consideration Excess (at a price per share equal to $2.00).

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Article 4
REPRESENTATIONS AND WARRANTIES OF THE PURO MEMBERS

Each PURO Member represents and warrants to the Parent Group as of the Effective Date and as of the Closing Date that:

4.1  Title. Such PURO Member owns, beneficially and of record, the PURO Interests set forth opposite such PURO Member’s name on Schedule 5.2(a), free and clear of all Security Interests and transfer restrictions. No such PURO Member is the owner, directly or indirectly, of any other Capital Stock of PURO.

4.2  Authority; Binding Agreement.

(a)  Such PURO Member has the requisite legal capacity, power, and authority to execute and deliver this Agreement and the other Transaction Documents to which such PURO Member is a party, to perform such PURO Member’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)  The execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation by such PURO Member of the transactions contemplated hereby and thereby have been duly and validly authorized, and no other actions or proceedings on the part of such PURO Member are necessary to authorize this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by such PURO Member and, assuming this Agreement constitutes the valid and binding agreement of the Parent Group, constitutes the legal, valid, and binding agreement of such PURO Member, enforceable against such PURO Member in accordance with its terms, except that such enforceability may be limited by the Enforcement Limitations. The Transaction Documents to which such PURO Member is a party, other than this Agreement, when executed and delivered by such PURO Member who is a party to such Transaction Document, will have been duly and validly executed and delivered by such PURO Member, will each constitute a legal, valid, and binding agreement of such PURO Member, enforceable against such PURO Member in accordance with their terms, except that such enforceability may be limited by Enforcement Limitations.

4.3  Consents and Approvals; No Violation. Neither the execution, delivery, or performance of this Agreement and the other Transaction Documents to which such PURO Member is a party nor the consummation by such PURO Members of the transactions contemplated hereby or thereby will:

(a)  require any consent, approval, exemption, authorization, or permit of, or registration, qualification, filing with or notification to, any Governmental Body with respect to such PURO Member, except (i) as may be required by any applicable state securities or “blue sky” laws or state takeover laws, or (ii) such filings, consents, approvals, orders, registrations, and declarations as may be required as a result of the status or identity of the Parent;

(b)  result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration or lien or other charge or encumbrance) or require any notice or give rise to any entitlement to payment or benefit, or require the consent of any third party under any agreement to which such PURO Member is a party or otherwise bound, except where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not materially impair such PURO Member’s ability to consummate the transactions contemplated hereby; or

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(c)  assuming the consents, approvals, exemptions, authorizations, or permits and registrations, qualifications, filings, or notifications referred to in this Section 4.3 are duly and timely obtained or made, violate or conflict with any Applicable Law or Legal Order applicable to such PURO Member or any assets or properties of such PURO Member, except where the violation or conflict would not materially impair such PURO Member’s ability to consummate the transactions contemplated hereby.

4.4  Legal Actions. As of the date of this Agreement, there are no claims or Legal Actions pending or threatened against such PURO Member that challenge the validity of this Agreement or the transactions contemplated hereby.

4.5  Brokers and Finders. Such PURO Member has not employed any investment banker, broker, finder, consultant, agent, or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s, or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

4.6  Securities Matters.

(a)  Such PURO Member that acquires Equity Merger Consideration under this Agreement is doing so for investment and for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act, this Agreement, or any other Applicable Law. Such PURO Member understands that the Equity Merger Consideration issued under this Agreement have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such PURO Member’s representations as expressed in this Section 4.6.

(b)  Such PURO Member is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(c)  Such PURO Member that acquires Equity Merger Consideration under this Agreement acknowledges that, as of the date hereof, it has been afforded access to information about the Parent and its financial condition, results of operations, business, properties, management, and prospects sufficient to enable it to evaluate its investment, including to review the Parent’s filings with the SEC. Such PURO Member has sought such accounting, legal, and Tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Equity Merger Consideration. Such PURO Member acknowledges that no party hereto nor any Affiliate or Representative of a party hereto has made any representation, express or implied, with respect to the accuracy, completeness, or adequacy of any available information except or to the extent such information is covered by the representations and warranties contained in this Agreement, any other Transaction Document or set forth in filings with the SEC.

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(d)  Such PURO Member that acquires Equity Merger Consideration under this Agreement, either alone or with the assistance of a financial advisor, has such knowledge, sophistication, and experience in financial and business matters that it is capable of evaluating the merits and risks of the receipt of the of Equity Merger Consideration and of protecting its interests in connection therewith. Such PURO Member has the ability to bear the economic risk of this investment, including a complete loss of the investment.

(e)  Such PURO Member that acquires Equity Merger Consideration under this Agreement understands that the Equity Merger Consideration issued under this Agreement are characterized as “restricted securities” under Applicable Law inasmuch as they are being acquired from the Parent in a transaction not involving a public offering and that under such Applicable Law, the Equity Merger Consideration may be resold without registration under the Securities Act only in certain limited circumstances. Such PURO Member acknowledges that the Equity Merger Consideration must be held indefinitely unless a sale of the Equity Merger Consideration is subsequently registered under the Securities Act or an exemption from such registration is available.

(f)  Such PURO Member that acquires Equity Merger Consideration under this Agreement understands and agrees that each book-entry record or certificate representing the Equity Merger Consideration, any securities issued in respect thereof or exchange therefor shall bear a legend in the following form (in addition to any other legend required under Applicable Law) so long as such a legend is required by Applicable Law:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. UNLESS SOLD PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

(g)  Such PURO Member that acquires Equity Merger Consideration under this Agreement has had the opportunity to consult its own Tax advisors with respect to the Tax consequences to such PURO Member of the purchase, receipt, or ownership of the Equity Merger Consideration, including the Tax consequences under Applicable Law. Such PURO Member acknowledges that none of the Parent, its Affiliates, or its Representatives makes or has made any representations or warranties to such PURO Member regarding the Tax consequences to such PURO Member of the receipt or ownership of the Equity Merger Consideration, including the Tax consequences under federal, state, local, and other Applicable Law and the possible effects of changes in such laws.

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(h)  Such PURO Member that acquires Equity Merger Consideration under this Agreement, if an individual, is a resident of the state shown in the records of PURO. Such PURO Member, if an entity, is duly organized, validly existing, and in good standing under the Applicable Law of its jurisdiction of formation, as reflected in the records of PURO.

4.7  No Reliance. Any other provision of this Agreement notwithstanding, the PURO Members acknowledge and agree that (i) neither of the entities of the Parent Group nor any Person on behalf of the Parent Group, is making any representations or warranties whatsoever, express or implied, beyond those expressly made by any member of the Parent Group in this Agreement or any other Transaction Document and (ii) no such entity of the Parent Group nor any Person on behalf of the Parent Group has been induced by, or relied upon, any representations, warranties, or statements, whether express or implied, made by any Person, that are not expressly set forth in this Agreement or any other Transaction Document.

Article 5
REPRESENTATIONS AND WARRANTIES REGARDING PURO

PURO and the PURO Members, jointly and severally, represent and warrant to the Parent Group as of the Effective Date and as of the Closing Date that, subject to Section 11.17:

5.1  Corporate Organization and Qualification. PURO is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Colorado and is qualified and in good standing as a foreign entity in each jurisdiction where the assets and properties owned, leased, or operated or the business conducted by it require such qualification, except where the failure to so qualify or be in good standing has not had and would not reasonably be expected to have a Material Adverse Effect or adversely affect PURO’s ability to consummate the transactions contemplated hereby, which jurisdictions are set forth on Schedule 5.1. PURO has all requisite power and authority (limited liability company authority or otherwise) to own its assets and properties and to carry on its business as it is now being conducted and presently proposed to be conducted. PURO has previously delivered to the Parent true, complete, and correct copies of the Organizational Documents, each of which is in full force and effect. PURO is not in violation of any of the provisions of its Organizational Documents in any material respect. Schedule 5.1 sets forth the members of the board of managers and officers, as applicable, of PURO. The minute books (containing the records of meetings of its members and managers or board of managers) and ownership interest records of PURO that are in possession of PURO and that have been delivered to the Parent record therein all actions taken by its members and managers or board of managers which have been documented. The membership interest records and other records of PURO that are in possession of PURO accurately reflect in all material respects all issuances and record all transfers of PURO’s membership interests.

5.2  Capitalization.

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(a)  The equity interests of PURO are set forth on Schedule 5.2(a), all of which constitute the PURO Interests. All of the PURO Interests have been duly authorized and validly issued, and are held of record and beneficially by the PURO Equityholders as set forth on Schedule 5.2(a), free and clear of all Security Interests (other than Permitted Exceptions), and were not issued in violation of Applicable Law, the Organizational Documents, preemptive rights of any Person, or any agreement to which PURO or any past or current member of PURO was or is a party. There are no outstanding or authorized options, warrants, calls, rights (including preemptive, purchase, or subscription rights), conversion rights, exchange rights, or other contracts or commitments or any other agreements of any character which PURO is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem, or acquire any equity interests or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any equity interests of PURO. Except as set forth on Schedule 5.2(a), there are no outstanding or authorized unit appreciation, phantom unit, unit plans, profit participation, or similar rights with respect to PURO. There are no voting trusts, proxies, member agreements, or other agreements or understandings with respect to the voting, sale, or transfer of the PURO Interests. PURO is not subject to any right of first refusal, put, call, preemptive rights, or anti-dilution agreements with respect to any of its equity interests.

(b)  Schedule 5.2(b) accurately sets forth the name, type of entity, and jurisdiction of organization of each Subsidiary. All shares of Capital Stock of each Subsidiary (i) are owned, directly or indirectly, by PURO, free and clear of all Security Interests (other than Permitted Exceptions); (ii) are duly authorized and validly issued; and (iii) were issued in compliance with Applicable Law and any preemptive or similar rights. There are no options, warrants, puts, calls, rights, convertible, or exchangeable securities, “phantom” unit rights, unit appreciation rights, unit-based performance units, commitments, contracts, arrangements, or undertakings of any kind to which any Subsidiary is a party or by which it is bound (i) obligating such Subsidiary to issue, deliver, transfer, or sell, or cause to be issued, delivered, transferred, or sold, additional shares of Capital Stock of such Subsidiary, or (ii) entitling any Person to any economic benefit based, directly or indirectly, on the value or price of any of the foregoing. No Subsidiary is or at any time has been insolvent within the meaning of Applicable Law.

5.3  Authority; Binding Agreement. PURO has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation by PURO of the transactions contemplated hereby and thereby have been duly and validly authorized, and approved by the necessary limited liability company action, and no other limited liability company actions or proceedings on the part of PURO are necessary to authorize this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by PURO and, assuming this Agreement constitutes the valid and binding agreement of the Parent Group, constitutes the legal, valid, and binding agreement of PURO, enforceable against PURO in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) ((a) and (b), collectively, “Enforcement Limitations”). The Transaction Documents to which PURO is a party, other than this Agreement, when executed and delivered by PURO, and, assuming such Transaction Documents constitute valid and binding agreements of the counterparties thereto, will have been duly and validly executed and delivered by PURO, will each constitute a legal, valid, and binding agreement of PURO, enforceable against PURO, in accordance with their terms, except that such enforceability may be limited by Enforcement Limitations.

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5.4  Consents and Approvals; No Violation. Neither the execution, delivery, or performance of this Agreement and the other Transaction Documents nor the consummation by PURO of the transactions contemplated hereby or thereby will:

(a)  violate, conflict with or result in any breach of any provision of the Organizational Documents of PURO;

(b)  require any consent, approval, exemption, authorization, or permit of, or registration, qualification, filing with or notification to, any Governmental Body with respect to PURO, except (i) as may be required by any applicable state securities or “blue sky” laws or state takeover laws, or (ii) such filings, consents, approvals, orders, registrations, and declarations as may be required as a result of the status or identity of the Parent;

(c)  result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration or lien or other charge or encumbrance) or require any notice or give rise to any entitlement to payment or benefit, or require the consent of any third party under any Material Agreement, except where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent, waiver or approval would not materially impair PURO’s ability to consummate the transactions contemplated hereby; or

(d)  assuming the consents, approvals, exemptions, authorizations, or permits and registrations, qualifications, filings, or notifications referred to in this Section 5.4 are duly and timely obtained or made, violate or conflict with any Applicable Law or Legal Order applicable to PURO or any assets or properties of PURO, except where the violation or conflict would not materially impair PURO’s ability to consummate the transactions contemplated hereby.

5.5  Title to Assets; Sufficiency and Condition.

(a)  Title to Assets. Except as set forth on Schedule 5.5, PURO has good and marketable title to, or a valid leasehold interest in, the properties and assets (excluding intangible assets) used by it, located on its premises, or shown on the consolidated balance sheet contained within the Most Recent Financial Statements (the “Most Recent Balance Sheet”) or acquired after the date thereof, free and clear of all Security Interests (except for Permitted Exceptions), except for the properties and assets (excluding intangible assets) disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet.

(b)  Sufficiency and Condition. The assets owned and leased by PURO are sufficient to conduct in all material respects PURO’s business as it is currently being conducted. Each of such assets that is a tangible asset has been maintained in all material respects in accordance with normal industry practice and is in good operating condition and repair (subject to normal wear and tear).

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5.6  Subsidiaries. Other than the Subsidiaries, PURO does not, directly or indirectly, own any equity interest in any other Person and does not control the business or affairs of any other Person. No Subsidiary directly or indirectly owns any equity interest in any other Person or controls the business or affairs of any other Person. PURO is not obligated to make any investment in or capital contribution to any other Person.

5.7  Financial Statements; Liabilities.

(a)  Attached hereto as Schedule 5.7(a) are the following financial statements of PURO (collectively the “Financial Statements”): (i) reviewed balance sheet, and statements of income and members’ equity, and cash flows of PURO as of and for the fiscal years ended December 31, 2021 and 2020; and (ii) unaudited balance sheet and statements of income and members’ equity, and cash flows of PURO (the “Most Recent Financial Statements”) as of and for the ten-month period ended October 31, 2022 (the “Most Recent Fiscal Month End”). The Financial Statements are consistent with the books and records of PURO, which books and records are true, correct, and complete in all material respects. The Financial Statements have been prepared in conformity with GAAP (except that the Most Recent Financial Statements do not contain the footnotes required by GAAP) and fairly present in all material respects the financial position of PURO at the dates of the balance sheets included therein and the results of their operations for the respective periods indicated therein (subject, in the case of the Most Recent Financial Statements, to customary year-end adjustments).

(b)  Except as set forth on the face of the Most Recent Balance Sheet or on Schedule 5.7(b), PURO has no Liabilities required to be accrued or reserved against in a balance sheet prepared in accordance with GAAP other than (i) normal or recurring liabilities or obligations incurred in the ordinary course of business after the date of the Most Recent Balance Sheet; (ii) those arising under Material Agreements (other than the payment of liquidated damages or arising as a result of a default or breach thereof); and (iii) obligations arising under this Agreement or the other Transaction Documents.

(c)  The Financial Statements have been prepared in accordance with the books, records, and accounts of PURO, all of which accurately and fairly reflect in all material respects, in reasonable detail, the transactions in and dispositions of the assets of PURO.

5.8  Events Subsequent to Most Recent Fiscal Month End. Except as set forth on Schedule 5.8, since the date that falls on the Most Recent Fiscal Month End, there has not been any Material Adverse Effect. Except as set forth on Schedule 5.8, since the date that falls on the Most Recent Fiscal Month End through the date hereof:

(a)  PURO has not sold, leased, transferred, or assigned any assets, tangible or intangible having a value in excess of Fifty Thousand Dollars ($50,000), except for sales of inventory in the ordinary course of business;

(b)  PURO has not entered into any material agreement, contract, lease, or license outside the ordinary course of business, including any Material Agreement;

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(c)  PURO has not accelerated, terminated, made material modifications to, canceled or failed to renew, or received any threat from a third party that any of the foregoing would occur, with respect to any Material Agreement;

(d)  PURO has not imposed or had imposed any Security Interest (other than Permitted Exceptions) upon any of its assets or properties, tangible or intangible;

(e)  except for the Indebtedness being paid off at the Closing, PURO has not created, incurred, assumed, or guaranteed more than Thirty Thousand Dollars ($30,000) in aggregate Indebtedness for borrowed money and capitalized lease obligations;

(f)  there has been no change made or authorized in the Organizational Documents of PURO;

(g)  PURO has not issued, sold, or otherwise disposed of any securities or other Capital Stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Capital Stock, or issued any unit appreciation, phantom unit, unit plans, profit participation, or similar rights with respect to PURO;

(h)  PURO has not declared, set aside, or paid any dividend or made any distribution with respect to its Capital Stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Capital Stock;

(i)  PURO has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of Seventeen Thousand Five Hundred Dollars ($17,500) individually or Fifty Thousand Dollars ($50,000) collectively;

(j)  Except for repayment of short term notes, PURO has not paid any liability or obligation, or discharged or satisfied any Security Interest (excluding Permitted Exceptions), other than payment of current liabilities in the ordinary course of business or those securing liabilities or obligations not in excess of Seventeen Thousand Five Hundred Dollars ($17,500) individually or Fifty Thousand Dollars ($50,000) collectively;

(k)  PURO has not canceled or compromised any debt or claim, or waived or released any right of material value, in excess of Seventeen Thousand Five Hundred Dollars ($17,500) individually or Fifty Thousand Dollars ($50,000) collectively, other than in exchange for the full fair value thereof;

(l)  PURO has not experienced any strike, work stoppage, or lockout or encountered any labor union organizing activities by or among its employees;

(m)  PURO has not made any acquisition of any properties or assets having in the aggregate a fair market value in excess of Seventeen Thousand Five Hundred Dollars ($17,500) individually or Fifty Thousand Dollars ($50,000) collectively;

(n)  PURO has not made any change in accounting methods or principles applicable to its business, including changes in estimates or valuation methods, ceased making accruals consistent with past practice, or made or caused to be made any restatement of value of any properties or assets in the Financial Statements (other than annual restatements of inventory values in the ordinary course of business);

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(o)  PURO has not elected, revoked, or amended any material Tax election, settled or compromised any claim or assessment with respect to Taxes, executed any closing agreement or any other agreement with respect to Taxes, executed or consented to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes, or amended any income or other material Tax returns;

(p)  PURO has not increased the compensation payable, or to become payable, to any of its officers or employees who receive W-2 compensation of Seventy Five Thousand Dollars ($75,000) or more during calendar year 2021, or made any bonus payment or similar arrangement with, or increased the scope or nature of any fringe benefits provided for, such officers or employees.

(q)  PURO has not adopted any new Employee Benefit Plan or amended any existing Employee Benefit Plan (except to the extent required by Applicable Law);

(r)  PURO has not adopted any new Employee Benefit Plan or amended any existing Employee Benefit Plan (except to the extent required by Applicable Law);

(s)  PURO has not delayed or accelerated payment of any account payable or other liability or obligation beyond or in advance of its due date or the date when such liability or obligation would have been paid in the ordinary course of business; and

(t)  PURO has not committed to any of the foregoing.

5.9  Legal Compliance. PURO is, and at all time during the past three (3) years has been in compliance, in all material respects with Applicable Law, and, during the past three (3) years, no Legal Action or notice has been filed or commenced against PURO alleging any failure so to comply.

5.10  Permits. PURO holds and maintains, and has at all times held and maintained, all material licenses, permits, approvals, franchise rights, and other authorizations (collectively, the “Permits”) from all Governmental Bodies and other Persons which are necessary for the lawful conduct of its business and its use and occupancy of its assets and properties in the manner heretofore conducted, used, and occupied. All of such material Permits are set forth on Schedule 5.10 and are valid, in good standing and in full force and effect and PURO has duly performed in all material respects all of its obligations under such Permits. None of the Permits is subject to any proceeding for revocation or modification and no approval or consent of any Person is needed in order that the Permits continue in full force and effect following the consummation of the transactions contemplated hereby. True, correct, and complete copies of such Permits have previously been delivered to the Parent Group.

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5.11  Tax Matters.

(a)  PURO has filed all income and other material Tax Returns that it was required to file. All such Tax Returns were true, correct, and complete in all material respects. Except with respect to any Taxes arising in respect of the transactions contemplated by this Agreement, all material Taxes owed by PURO for any period or portion of a period ending on or prior to the Closing Date (whether or not shown on any Tax Return) (i) have been paid or (ii) are fully reserved for in the Most Recent Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of PURO, and will be fully reserved for in the calculation of Closing Net Working Capital. PURO is not currently the beneficiary of any extension of time (other than automatic extensions) within which to file any Tax Return which has not yet been filed.

(b)  There is no pending dispute or claim concerning any Tax Liability of PURO and, to the Knowledge of PURO, no such dispute or claim is threatened, other than with respect to matters which have been fully resolved.

(c)  Schedule 5.11(c) lists all federal, state, local, and foreign Tax Returns for taxable periods ended on or after December 31, 2019, that have been audited, and indicates those Tax Returns that currently are the subject of audit. PURO has delivered or made available to the Parent Group correct and complete copies of all income and other material Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by PURO since December 31, 2019. PURO has not waived any statute of limitations in respect of Taxes which has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency which has continuing effect.

(d)  PURO is not a party to any Tax allocation or sharing agreement (for the avoidance of doubt, excluding agreements not primarily related to Taxes, such as leases and similar commercial contracts) that will have continuing effect after the Closing. PURO has not been a member of an affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign law filing a consolidated federal Tax Return (other than a group the common parent of which is PURO).

(e)  In the five (5) years before the date of this Agreement, no claim has been made in writing by an authority in a jurisdiction where PURO does not file any Tax Return that PURO is or may be subject to taxation by such jurisdiction.

(f)  All Taxes that PURO is or was required to withhold or collect in connection with any amount paid or owing to any employee, independent contractor, member, nonresident, creditor, or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper Governmental Body or other Person.

(g)  Until January 1, 2022, PURO has been taxed as a partnership for all income tax purposes or has been a disregarded entity for all income tax purposes since its formation or other date set forth on Schedule 5.11(g). Since January 1, 2022, PURO has been taxed as a corporation for all income tax purposes.

(h)  There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of PURO.

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(i)  Notwithstanding any provision of this Agreement to the contrary, neither the PURO nor any PURO Member makes any representations regarding any Tax period (or portion thereof) beginning on or after the Closing Date.

5.12  Real Property.

(a)  PURO does not own, or has ever owned, any real property. Schedule 5.12(a) lists all real property leased or occupied by PURO or which PURO has the right to lease or occupy (the “Leased Real Property”, and any agreement pursuant to which PURO occupies the Leased Real Property being referred to as a “Real Property Lease” and collectively as the “Real Property Leases”). The Leased Real Property may also be referred to as the “Real Property.” A list of the Real Property Leases and all amendments thereto is set forth on Schedule 5.12(a).

(b)  Reserved.

(c)  All of the real estate used by PURO in the conduct of its business are included in the Real Property. Except for the Real Property Leases, there is no lease (including sublease) or occupancy agreement in effect with respect to any Real Property. PURO has not received written notice of, and to the Knowledge of PURO, there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the Real Property that would adversely affect in any material respect the current use of the Real Property. PURO has not received written notice from any insurance company that such insurance company will require any alteration to any Real Property for continuance of a policy insuring any Real Property or for the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed).

(d)  Subject to (i) proper authorization and execution of such lease by the other parties thereto and subject to the Enforcement Limitations, and (ii) the Permitted Exceptions, each Real Property Lease is valid, binding, and in full force and effect, in all material respects, and neither PURO nor, to the Knowledge of PURO, any other party to any Real Property Lease is in material breach thereunder. PURO has provided to the Parent Group true, correct, and complete copies of each of the Real Property Leases and all material amendments, modifications, or other agreements related thereto, and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications are set forth on Schedule 5.12(a). Each Real Property Lease constitutes the entire agreement between the parties thereto, and there are no other material agreements, whether oral or written, between the parties in connection with the Leased Real Property. Subject to proper authorization and execution of each Real Property Lease by the other parties thereto and further subject to ’the Enforcement Limitations, PURO holds a valid and existing leasehold interest under its applicable Real Property Lease, free and clear of any Security Interest except (i) Permitted Exceptions, and (ii) Security Interests and other encumbrances on the fee title to the real property on which the Leased Real Property is situated. No estoppel certificates have been given by PURO to any mortgagee or other third party. PURO is not currently contesting any material operating costs, real property taxes, or assessments or other charges payable by the tenant under any Real Property Lease. There are no purchase options, rights of first refusal, first option, or other rights held by PURO with respect to any Real Property Lease, or the real estate and/or buildings affected by any Real Property Lease except as set forth in the Real Property Leases.

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(e)  All material approvals of Governmental Bodies required in connection with the use of the Leased Real Property as it is currently used by PURO have been received.

5.13  Intellectual Property.

(a)  Schedule 5.13(a) identifies each of the following, along with the applicable jurisdiction(s)/territory(ies) of each item and the applicable application number, registration number, or patent number of each item: each patent or registration owned by PURO with respect to any of its Intellectual Property, each pending patent application or application for registration owned by PURO with respect to any of its Intellectual Property, each material license, which PURO have granted to any third party with respect to any of its owned Intellectual Property (except any agreements that contain nonexclusive licenses granted in the ordinary course of business), each material trade name and trademark used by PURO in connection with any of its businesses, each domain name registration owned by PURO, and each registered copyright owned by PURO. With respect to each item of Intellectual Property required to be identified in Schedule 5.13(a) (and except as set forth on Schedule 5.13(a)):

(i)  PURO possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(ii)  the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)  no Legal Action is pending or, to the Knowledge of PURO is threatened which challenges the legality, validity, enforceability, use, or ownership of the item;

(iv)  PURO has not received any written communications from any third party challenging the legality, validity, enforceability, use, or ownership of the item and there is no reasonable basis for any such claim;

(v)  (A) such item is subsisting, and, to the Knowledge of PURO, valid and enforceable, (B) all filings necessary to maintain the effectiveness of such item have been made, and (C) PURO has no Knowledge of any limitations, defects, or other circumstances or threats, pending or reasonably foreseeable, that could reasonably be expected to cause the invalidity, unenforceability, or other loss of such item; and

(vi)  such item is not subject to any license rights or a taking, in each case, by the U.S. government nor has the U.S. government begun any taking process.

(b)  PURO has not received in the past four (4) years any written claim or demand alleging any such infringement or violation nor any offer of license to Intellectual Property of a third party. To the Knowledge of PURO, PURO has the right to use (and upon consummation of the transactions contemplated hereby will have the right to use), all Intellectual Property used in the operation of the businesses or necessary for the ordinary course of the business.

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(c)  Except as set forth on Schedule 5.13(c), (i) to the Knowledge of PURO, no third party has, in the past three (3) years infringed upon or violated any Intellectual Property rights of PURO, and (ii) PURO has not made any written claims or threats alleging any such infringement or violation by any party.

(d)  Schedule 5.13(d) identifies each material item of Intellectual Property that any third party owns and that PURO use pursuant to a written license, sublicense, agreement, or permission, except for (i) licenses for commercially off-the-shelf software subject to standard and generally non-negotiated terms and conditions, and (ii) any other licenses that are incidental to the primary purpose of the applicable agreement. With respect to each item of Intellectual Property required to be identified in Schedule 5.13(d):

(iii)  the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(iv)  neither PURO nor, to ’the Knowledge of PURO, any other party to the license, sublicense, agreement, or permission is in breach or default;

(v)  PURO has not received any written communications from any third party challenging the legality, validity, enforceability, use, or ownership of the item;

(e)  PURO has not disclosed to any Person not obligated to maintain the confidentiality thereof any material trade secret, Know-How, or other Intellectual Property of PURO the value of which is contingent upon confidentiality without securing a confidentiality agreement, and to ’the Knowledge of PURO, there have been no material violations of any such confidentiality obligations or any such agreements.

(f)  PURO has at all times complied with all obligations relating to Intellectual Property use and protection of its customers’ specifications, methods, processing instructions, or other information, materials, or Intellectual Property, including confidentiality, patent license, or reverse engineering obligations.

(g)  “Restrictive Product Customer” means PURO’s previous or existing customers for products as to which PURO is under any obligations with respect to the applicable customer’s specifications, methods, processing instructions, or other information, materials, or Intellectual Property, including confidentiality, patent license, or reverse engineering obligations. The Restrictive Product Customers are listed on Schedule 5.13(h), along with an indication of whether each is an active or an inactive customer, a description of the source(s) of the foregoing obligation (e.g., a specific agreement, trade secret law, etc.), and the names of each of PURO’s personnel (existing or former) who have had access to such customer’s restricted information. PURO has at all times complied with all such obligations.

(h)  PURO has not used any funding, facilities, or resources obtained from any Governmental Body, educational institution, or research center in the research or development of any of the Intellectual Property or PURO’s products. To the Knowledge of PURO, no Governmental Body, educational institution or research center has any claim or right in or to any of the Intellectual Property of PURO.

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5.14  Contracts. Schedule 5.14 lists the following written or oral contracts and other agreements to which PURO is a party or by which PURO or any of its properties or assets is bound, organized under a header for each subcategory below (the contracts and agreements described below, collectively, the “Material Agreements” and individually, a “Material Agreement”):

(a)  any agreement (or group of related agreements) for the lease of (i) real property to or from any Person or (ii) personal property or assets providing for lease payments in excess of Seventeen Thousand Five Hundred Dollars ($17,500) per annum or Fifty Thousand Dollars ($50,000) in the aggregate;

(b)  any agreement (or group of related agreements), for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which would reasonably be expected to extend over a period of more than one year and involve consideration to or from PURO in excess of One Hundred Thousand Dollars ($100,000);

(c)  any agreement with a Material Supplier or a Material Customer;

(d)  any agreement with any Governmental Body;

(e)  any agreement containing confidentiality, non-competition, or exclusivity provisions, or provisions that prohibit or restrict PURO from fully engaging in any type of business, market, or geographical area, or that grant any Person a first refusal, first offer, or similar preferential right to purchase or acquire any right, asset, or property of PURO or its Capital Stock;

(f)  any other agreement or instrument (or group of related agreements or instruments) under which PURO has created, incurred, assumed, or guaranteed any Indebtedness, or any capitalized lease obligation or under which PURO have imposed a Security Interest, or agreed not to have a Security Interest imposed, on any of its assets or properties, tangible or intangible, or any letter of credit, except for Permitted Exceptions;

(g)  any agreement with the PURO Members or any of PURO’s officers or members of the board of managers, or any of their Affiliates other than for employment;

(h)  any collective bargaining, noncompetition, nonsolicitation, profit sharing, stock option, stock purchase, stock appreciation, phantom stock, deferred compensation, executive compensation, bonus, employee pension retirement, severance, or other material agreement, plan, or arrangement for the benefit of its current or former directors, officers, employees, or consultants;

(i)  any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis, providing any severance pay or benefits or that is not terminable at will by PURO;

(j)  any agreement under which PURO has advanced or loaned any amount to any of its members, officers, employees, or managers (other than advancement of business expenses in the ordinary course of business);

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(k)  any license, sublicense, agreement, or permission pursuant to which PURO licenses any Intellectual Property from any third party (except for (1) licenses for commercially available off-the-shelf software subject to standard and generally non-negotiated terms and conditions, and (2) any other licenses that are incidental to the primary purpose of the applicable agreement), or has licensed any of its Intellectual Property to any third party (except any agreements that contain nonexclusive licenses granted by PURO in the ordinary course of business);

(l)  any other agreement (or group of related agreements) the performance of which involves consideration in excess of One Hundred Thousand Dollars ($100,000);

(m)  any agreement or obligation to make charitable contributions to any Person;

(n)  powers of attorney granted by or to PURO; and

(o)  any contract not made in the ordinary course of business of PURO.

PURO has delivered to the Parent Group a true, correct, and complete copy of each written Material Agreement and a written summary setting forth the terms and conditions of each oral Material Agreement. With respect to each material agreement to which PURO is a party, including each Material Agreement: (i) assuming due execution and delivery by the counterparties thereto, such agreement is legal, valid, binding, enforceable by PURO, and in full force and effect; (ii) neither PURO nor, to the Knowledge of PURO, any other party is in breach or default thereof in any material respect; and (iii) PURO and, to the Knowledge of PURO, each other party thereto has performed in all material respects all obligations required to be performed by it to date and no event of default or event which, with notice or lapse of time or both would constitute a material breach or an event of default by PURO or, to the Knowledge of PURO, other party, or permit termination, modification, or acceleration by PURO or, to the Knowledge of PURO, by any other party thereto has occurred. PURO has not received written notice that any party to any Material Agreement is terminating or materially reducing or making a material adverse change in such Material Agreement or any aspect of the business relationship under such Material Agreement.

5.15  Insurance.

(a)  Schedule 5.15 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements and any occurrence-based policies that cover occurrences in prior years) with respect to which PURO is a party, a named insured, or otherwise the beneficiary of coverage (the “Insurance Policies”): (i) the name and address of the agent or broker; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; (iii) the policy number and the policy period; and (iv) the type of coverage provided, including whether the coverage is on a claims made or occurrence basis and the amount (including deductibles, retentions, and limits of liability) of coverage.

(b)  With respect to each Insurance Policy: (i) the policy is legal, valid, binding, enforceable against PURO, and in full force and effect; (ii) the limits of liability under the Insurance Policies have not been exhausted or materially reduced; (iii) PURO is not in breach or default nor, to the Knowledge of PURO, is any other party to the policy in breach or default (including with respect to the payment of premiums or the giving of notices); and to the Knowledge of PURO, no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any material provision thereof. The Insurance Policies are sufficient for compliance in all material respects by PURO with Applicable Law and all agreements to which PURO is a party. There are no captive insurance programs or material self-insurance arrangements affecting PURO. No written notice of cancellation or termination has been received by PURO with respect to any Insurance Policy. PURO has not received any written notice of non-coverage, reservation of rights, or rejection of tender for any outstanding claim with respect to any Insurance Policy. PURO has delivered to the Parent Group true, correct, and complete copies of all Insurance Policies.

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5.16  Litigation.

(a)  Schedule 5.16 sets forth a list and description of each Legal Action to which PURO is a party or by which any of its respective assets are affected that has been pending at any time in the past four (4) years, or that, to the Knowledge of PURO, is currently threatened, in writing. PURO is not a party to any pending or, to the Knowledge of PURO, threatened, in writing, Legal Action that challenges the legality, validity, or enforceability of this Agreement or the transactions contemplated hereby. Schedule 5.16 sets forth each instance in which PURO is subject to any outstanding Legal Order.

5.17  Employees.

(a)  Schedule 5.17(a) sets forth a list of (i) all officers, managers, and employees of PURO, and (ii) any other Person performing services for PURO that might alternatively be performed by an employee, along with their date of hire or engagement, principal place of work, status as full or part-time, title, current classification status as an exempt or non-exempt employee, accrued vacation or paid time off, current base pay, most recently paid annual bonus or incentive compensation, and total compensation for the most recent year. PURO has complied in the past three (3) years, and is in compliance, in all material respects with Applicable Law relating to labor and employment matters, including laws relating to employment discrimination, civil rights, equal pay, wages and hours, collective bargaining and labor relations, occupational safety and health, workers’ compensation, immigration, mass layoffs, or plant closings, or the withholding and payment of income, social security (FICA), or similar Taxes. No Legal Action relating to any Applicable Law is pending or, to the Knowledge of PURO threatened against it with regards to labor and employment matters.

(b)  PURO is not a party to or bound by any collective bargaining agreement, nor has PURO experienced any strike, picketing, or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. To the Knowledge of PURO, no organizational efforts are presently being made or threatened by or on behalf of any labor union or employee association with respect to employees of PURO, nor has any such organizational effort occurred or been threatened within the past three (3) years.

(c)  PURO has in its files a Form I-9 that is validly and properly completed in accordance in all material respects with Applicable Law for each employee of PURO with respect to whom such form is required under Applicable Law. PURO has not received written notice or other communication from any Governmental Body regarding any unresolved violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing of (or continuing to employ) anyone who is not legally authorized to work in the United States.

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(d)  All persons performing services to PURO who are classified and treated as independent contractors, consultants, or in a similar capacity qualify as independent contractors under Applicable Law.

(e)  PURO has provided to the Parent Group copies of all material written employment policies of PURO that are presently in effect.

(f)  PURO has not engaged in any plant closing, mass layoff, workforce reduction, or other action that has resulted or could result in liability under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Applicable Law addressing advance notice of any plant closing, mass layoff, or workforce reduction and has not issued any notice that any such action is to occur in the future.

5.18  Employee Benefits.

(a)  Schedule 5.18(a) lists each Employee Benefit Plan.

(b)  Except as set forth on Schedule 5.18(b), each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has complied, and complies, in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and any other Applicable Law; provided, however, that to the extent the representations contained in this sentence relate to a PEO Benefit Plan, they are made only to the knowledge of PURO. With respect to each such Employee Benefit Plan, except as would not result in a material liability to PURO, (i) none of PURO, LED Supply or, to the knowledge of PURO, any other Person (A) has breached any fiduciary duty imposed upon it by ERISA with respect to such Employee Benefit Plan or (B) engaged in a nonexempt prohibited transaction with respect to such Employee Benefit Plan, and (ii) to the knowledge of PURO, there has been no other event with respect to such Employee Benefit Plan that would result in a material excise Tax or other material claim or Liability against PURO, the Employee Benefit Plan, or any fiduciary of such plan (other than for contributions and benefit payments in the ordinary course and ordinary administrative expenses). Other than routine claims for benefits, appeals of such claims and domestic relations order proceedings, there are no pending Legal Actions that have been asserted or instituted with respect to any such Employee Benefit Plan; provided, however, that to the extent the representations contained in this sentence relate to a PEO Benefit Plan, they are made only to the knowledge of PURO.

(c)  Except as would not result in a material Liability to PURO, all contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an employee pension benefit plan within the meaning set forth in ERISA §3(2) within the time frame required by ERISA and all contributions or premium amounts to each Employee Benefit Plan that are not yet due have been properly accrued on PURO’s books, provided, however, that to the extent the representations contained in this subsection (c) relate to a PEO Benefit Plan, they are made only to the knowledge of PURO.

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(d)  Each such Employee Benefit Plan which is intended to be qualified under Code §401(a) has received a determination letter from the IRS to the effect that the form of such Plan’s plan document meets the requirements of Code §401(a) considered by the IRS in connection with the issuance of such letter or such Plan is maintained on a pre-approved plan document and eligible to rely on the opinion or advisory letter issued by the IRS to the preapproved plan sponsor, and, to the Knowledge of PURO, nothing has occurred since the date such determination, opinion or advisory letter was issued that would reasonably be expected to adversely affect such Employee Benefit Plan’s qualified status.

(e)  With respect to each Employee Benefit Plan, PURO has delivered to the Parent Group true, correct, and complete copies of (to the extent applicable to such Employee Benefit Plan and, with respect to any PEO Benefit Plan, to the extent in PURO’s possession) (i) the plan documents and summary plan descriptions (and any summaries of material modifications thereto), (ii) the most recent determination, opinion, or advisory letter received from the IRS, (iii) the most recent Form 5500 Annual Report and accompanying schedules and attachments, and (iv) all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan, in each case, as currently in effect.

(f)  At no time in the past has PURO or any ERISA Affiliate thereof maintained or made any contributions to any employee pension benefit plan within the meaning set forth in ERISA §3(2) (including any Multiemployer Plan within the meaning of ERISA §3(37)) that is subject to Title IV of ERISA.

(g)  No Employee Benefit Plan provides health, dental, life insurance, or other welfare benefits to (i) any individual who is not an employee of PURO or LED Supply (or a dependent of such employee), except for any PEO Benefit Plan, or (ii) any employee of PURO, or any dependent of such employee, following termination of the employee’s employment, except (i) to the extent required by Applicable Law, including Code §4980B and any similar state law, and for which the covered individual pays the entire premium cost, (ii) coverage through the end of the month of termination of employment, and (iii) disability benefits attributable to disabilities occurring at or prior to termination of employment.

(h)  PURO has not made any representation has been made to any employee of PURO with respect to any Employee Benefit Plan that would entitle the employee to benefits greater than or in addition to the benefits provided by the actual terms of such plan, including representations as to post-retirement health or death benefits. PURO has not made any representation or promise to any such employee that any new Employee Benefit Plan is to be established.

(i)  Except as disclosed on Schedule 5.18(i) or as required by the terms of this Agreement, no employee of PURO is a party to any employment or other agreement that entitles him or her to compensation or other consideration upon the consummation of the transaction contemplated by this Agreement, or to benefits or increased benefits or vesting under any Employee Benefit Plan covering such employee as a result of consummation of the transaction contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement (alone or together with any other event) will not entitle any person to accelerate the time of payment or vesting of, or increase the amount of, any compensation or any benefit under any Employee Benefit Plan. The transactions contemplated hereby will not result in the payment or series of payments by PURO to any person of an “excess parachute payment” within the meaning of Code §280G (or the grossing up of such a payment for taxes), or any other payment that is not fully deductible for federal income tax purposes under the Code.

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(j)  All nonqualified deferred compensation plans comply with Code §409A.

(k)  Except as set forth on Schedule 5.18(k), or, in the case of PURO Equityholders that are current or former employees of PURO, except under or with respect to any Employee Benefit Plans, there are no rights of any PURO Equityholder (or any other Releasing Party) as a director, manager, employee or officer of the Company for any unpaid compensation or benefits earned, any rights to reimbursement for ordinary course expenses or the rights to continue to participate in the Company’s benefits, if applicable.

5.19  Environment, Health, and Safety Matters. Except as set forth on Schedule 5.19(a), PURO is in compliance, in all material respects with all applicable Environmental, Health, and Safety Requirements.

(a)  Without limiting the generality of the foregoing, PURO holds and maintains, and has at all times in the past three (3) years held and maintained, and has in the past three (3) years complied and is in compliance with, in each case in all material respects, all Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

(b)  Except as set forth on Schedule 5.19(b), PURO has not received any unresolved written or, to the Knowledge of PURO, oral, notice regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities relating to it or its facilities arising under Environmental, Health, and Safety Requirements.

(c)  Except as set forth on Schedule 5.19(c), to the Knowledge of PURO, none of the following exists at any property or facility currently operated by PURO: (i) underground storage tanks, (ii) asbestos containing material in any friable and damaged form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas. All on-site and off-site locations where, to the Knowledge of PURO, PURO has stored, disposed, or arranged for the disposal of Hazardous Materials are identified in Schedule 5.19(c).

(d)  There is no Environmental Claim (as defined below) pending, or to the Knowledge of PURO, threatened, against PURO or against any person or entity whose liability for such Environmental Claim PURO has retained or assumed either contractually or by operation of law. As used in this Agreement, “Environmental Claim” shall mean any written notice by a person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by PURO, or (ii) any violation of or alleged violation of or alleged Liability under any Environmental, Health, and Safety Requirements.

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(e)  PURO has not installed, used, generated, treated, stored, disposed of, arranged for, or permitted the disposal of, transported, handled, or released any Hazardous Materials in a manner that has given, or would reasonably be expected to give, rise to material Liabilities, including any such Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages, or attorney fees, under applicable Environmental, Health, and Safety Requirements;

(f)  To the Knowledge of PURO, there are not present in, on or under any of the Real Property any Hazardous Materials in such form or quantities as to create any material Liability or obligation of PURO under any Environmental, Health, and Safety Requirements or any other Liability for PURO; and

(g)  PURO has delivered to the Parent Group true, correct, and complete copies of all reports, licenses, Permits, Governmental Authorizations, disclosures, and other material documents in its possession relating to any Environmental, Health, and Safety Requirements in connection with any of the Real Property, or otherwise relating to the current business of PURO.

5.20  Brokers and Finders. PURO has not employed any investment banker, broker, finder, consultant, agent, or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s, or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

5.21  Notes and Accounts Receivable. All accounts receivable have arisen out of bona fide sales of services or products to customers in the ordinary course of business.

5.22  Inventories. Schedule 5.22 sets forth each location at which PURO’s inventory is maintained. None of PURO’s nor LED Supply’s inventory has been consigned (that is, delivered but not sold or sold with an unlimited right of return) to any Person.

5.23  FDA Compliance. PURO is in compliance in all material respects with all applicable statutes, rules and regulations of the U.S. Food and Drug Administration or similar federal, state or local governmental authority (the “FDA”) with respect to the design, manufacture, packaging, sale, labeling, storing, testing, distribution, or marketing of the products being manufactured, distributed or developed by the PURO. PURO has all requisite material permits, approvals, clearances, registrations, licenses or the like from the FDA to conduct PURO’s business as it is currently conducted. PURO is in compliance in all material respects with all applicable registration and listing requirements set forth in the Federal Food, Drug, & Cosmetic Act, as amended (the “Act”), 21 U.S.C. 360, and 21 CFR Part 807 and all similar applicable laws.

5.24  Outstanding Indebtedness. Except for Indebtedness set forth on Schedule 5.24, PURO does not have any Indebtedness outstanding on the date hereof and except for Indebtedness to be set forth on the Certificate of Indebtedness, PURO will not have Indebtedness outstanding on the Closing Date. PURO is not in default with respect to any outstanding Indebtedness or any instrument or agreement relating thereto.

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5.25  Bank Accounts. Schedule 5.25 sets forth a true, correct, and complete list of each account and safe deposit box maintained by or on behalf of PURO with any bank, brokerage house, or other financial institution, specifying with respect to each the name and address of the institution, the name under which the account is maintained, the account number, and the name and title or capacity of each Person authorized to have access thereto.

5.26  Suppliers and Customers. Schedule 5.26 sets forth the ten (10) largest suppliers (“Material Suppliers”) and ten (10) largest customers (“Material Customers”) of PURO (the identity of such Persons being determined based on, respectively, the total dollar amount of purchases from such suppliers and revenues attributable to such customers) during the fiscal year ended December 31, 2021 and during the nine-month period ending on the Most Recent Fiscal Month End. No such supplier or customer has since December 31, 2021 canceled, terminated, or made any threat or communication to PURO in writing to cancel or otherwise terminate its relationship with PURO, or to materially decrease its services or supplies or its usage of the services or products of PURO.

5.27  Product Warranties. Each product manufactured, sold, leased, or delivered, or any service provided, by PURO have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, product, or service specifications or documentation, and any representations provided to such customers.

5.28  Certain Business Practices. Neither PURO nor any officer or manager nor, to the Knowledge of PURO, any employee, or agent of PURO, in each case on behalf of PURO, has, directly or indirectly (a) made or agreed to make any contribution, payment, or gift to any customer, supplier, governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under any Applicable Law or which, if not continued in the future, would reasonably be expected to have a Material Adverse Effect, (b) established or maintained any unrecorded fund or asset of PURO for any improper purpose or made any false entries on its books and records for any reason, or (c) made or agreed to make, in violation of any Applicable Law, any contribution, or reimbursed any political gift or contribution made by any other Person, to any governmental official, governmental employee, or candidate for federal, state, or local public office.

5.29  Foreign Corrupt Practices Act. PURO: (a) has not ceased conducting business for any reason in any foreign country in the last five (5) years; (b) has, to ’the Knowledge of PURO, no any employees, agents, consultants, or distributors who hold any foreign government positions or serve on any boards of directors of foreign government-owned entities; (c) has not, to the Knowledge of PURO, been the subject of any bribery, money laundering, or anti-kickback investigation by any Governmental Body; (d) has not conducted an internal investigation involving allegations of impropriety involving bribery, money laundering, or anti-kickback laws; (e) has not provided or promised anything of value, including hospitality, entertainment, gifts, or trinkets, to any foreign official; (f) has not paid or promised to pay a foreign official’s travel expenses; (g) has not engaged or attempted to engage a foreign official to provide services to or for PURO; (h) has not made or promised to make any charitable, social, or political contributions in any of the foreign countries in which PURO operates; or (i) has not received from any foreign Governmental Body any grants, tax benefits, rulings, or orders.

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5.30  Product Liability. To PURO’s Knowledge, it has not (a) sold or otherwise placed into commerce any product that is defective in design or in manufacture, (b) failed to warn any of its customers, employees, agents, or distributors of any dangerous condition involving a product or service that was manufactured, sold, leased, or delivered by PURO, or (c) acted negligently or recklessly in any manner that could proximately result in an injury to any Person, asset, or property, in each case which would reasonably be expected to result in a material liability to PURO.

5.31  Sales Representatives, Dealers, and Distributors. Except as set forth on Schedule 5.31, PURO is not a party to any contract or agreement with any Person under which such other Person is an outside sales agent, representative, dealer, or distributor of any of the products or services of PURO, which by its terms or under Applicable Law cannot be terminated at will or on not more than thirty (30) days’ prior notice without requiring a payment as a result of termination, and there has been no change in the rate of compensation paid or payable to any such Person since the date of the Most Recent Balance Sheet. PURO (i) has no Liability to sales agents, representatives, dealers, or distributors except pursuant to the express terms of written contracts identified on Schedule 5.31, (ii) is not obligated to pay fees or commissions to any outside sales agents, representatives, dealers, or distributors that were terminated by PURO before the Closing based upon an action taken or agreement entered into at or before the Closing, (iii) is not delinquent in any obligation to pay commissions or royalties to an outside sales agent, representative, dealer, or distributor, (iv) has not promised any outside sales agents, representatives, dealers, or distributors exclusivity with respect to a sales territory or a product line, and (v) does not have any material Liability arising in connection with its breach of or default under any agreement with an outside sales agent, representative, dealer, or distributor.

5.32  Conflicts of Interest. Except as set forth on Schedule 5.32, to the Knowledge of PURO, no PURO Member, officer, or manager of PURO or of any Affiliate of PURO (a) has any direct or indirect interest (i) in any Person which does or did business with PURO or is a competitor of PURO, (ii) in any property, asset, or right (whether real, personal or mixed, or tangible or intangible) which is or has been used by PURO in the conduct of its business, or (iii) in any contractual relationship with PURO other than as an employee, or (b) is an officer, director, member, manager, employee, or consultant of any Person that is a competitor, lessor, lessee, customer, or supplier of PURO.

5.33  Computer Systems.

(a)  PURO has taken all actions which a reasonably prudent person in the businesses of PURO would take to protect the security and data integrity of PURO and their clients’ data and protect against the existence of (i) any protective, encryption, security, or lock out devices which might in any way interrupt, discontinue, or otherwise adversely affect PURO’s use of the Computer Systems; and (ii) any so called computer viruses, worms, trap or back doors, Trojan horses, or any other instructions, codes, programs, data, or materials (collectively, “Malicious Instructions”) which could improperly interfere with the operation or use of the Computer Systems. Each Computer System used in PURO’s business substantially conforms to PURO’s functional requirements, design specifications, documentation, and other specifications and does and will perform substantially in accordance with the foregoing. Except as set forth on Schedule 5.33(a), to the Knowledge of PURO, PURO has not experienced any material interruptions, errors, Malicious Instructions, data losses, data integrity problems, hacking attempts, security breaches, or other material problems related to any Computer System used in the business of PURO which has adversely affected PURO in any material respect.

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(b)  None of the source code for software owned by PURO has been or is required to be deposited in escrow for the benefit of any third party.

(c)  In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders), processing, and/or use of any personally identifiable information from or relating to any individuals, including, without limitation, any customers, prospective customers, employees, and/or other third parties (collectively “Personal Information”), except as set forth on Schedule 5.33(c), PURO is and has been in material compliance with all applicable international, federal, state and local laws, regulations, directives, and industry standards, PURO’s privacy policies, and the requirements of any contract, agreement, or codes of conduct to which PURO is a party. PURO has provided to the Parent Group a current version of its privacy and security policies, as applicable. PURO has commercially reasonable physical, technical, organizational, and administrative security measures and policies in place that protect all Personal Information collected, stored, transferred, processed, and/or used by it or on its behalf from and against unauthorized access, use, and/or disclosure. PURO has not experienced or been made aware of any breach or compromise of data privacy or security that resulted in the disclosure of any Personal Information in the preceding three (3) years that would raise notification obligations under Applicable Law. PURO has not received notice of, any complaint, claim, governmental investigation, litigation, or enforcement action arising from any actual or suspected breach of security.

5.34  No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article 5 (or in the case of the PURO Members, Article 4), none of PURO, the PURO Equityholders or any other Person has made or makes, any other representations or warranties, including any representation or warranty as to the accuracy or completeness of any information (a) regarding PURO, any of its Affiliates or its business, assets or operations, (b) furnished, provided or made available to any Indemnified Party (including any information provided in a virtual data room, management presentations or in any other form in expectation of the Transactions) or (c) as to the future revenue, profitability or success of PURO or their respective businesses, or any representation or warranty arising from statute or otherwise pursuant to any Law, whether written or oral, statutory, express or implied, in connection with this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby, and any such representations and warranties are hereby expressly disclaimed.

Article 6
REPRESENTATIONS AND WARRANTIES of the parent and merger subs

Each of the Parent and the Merger Subs jointly and severally, represents and warrants to PURO and the PURO Members (provided that no representation or warranty is made to any member of PURO other than the PURO Members) as of the Effective Date and as of the Closing Date that:

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6.1  Corporate Organization and Qualification. Each of the Parent and the Merger Subs is duly formed entity, validly existing, and in good standing under the laws of the state of its formation, and is qualified and in good standing as a foreign entity in each jurisdiction where the assets and properties owned, leased, or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing has not had and would not reasonably be expected to have a Material Adverse Effect or adversely affect its ability to consummate the transactions contemplated hereby. The Parent Group has all requisite power and authority (corporate or otherwise) to own its assets and properties and to carry on its business as it is now being conducted and presently proposed to be conducted, except where the failure to have such power and authority has not had and would not reasonably be expected to have a Material Adverse Effect or adversely affect its ability to consummate the transactions contemplated hereby.

6.2  Authority; Binding Agreement. Each of the Parent and the Merger Subs has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the other Transaction Documents to which any entity in the Parent Group is a party and the consummation by such entity of the transactions contemplated hereby and thereby have been duly and validly authorized by such entity and no other corporate actions or proceedings on the part of such entity is necessary to authorize this Agreement and the other Transaction Documents to which each of them is a party, or to consummate the transactions contemplated hereby or thereby. The Transaction Documents to which any of the entities of the Parent Group is a party, when executed and delivered by each applicable entity in the Parent Group will have been duly and validly executed and delivered by each such entity, and, assuming the Transaction Documents constitute valid and binding agreements of PURO, the Member Representative, and each of the PURO Members that in each case is a party thereto, will each constitute a legal, valid, and binding agreement of each entity in the Parent Group that is a party thereto, enforceable against each of them in accordance with their terms, except that such enforceability may be limited by Enforcement Limitations.

6.3  Consents and Approvals; No Violation. Neither the execution, delivery, or performance of this Agreement and the other Transaction Documents to which each of the Parent and the Merger Subs are a party nor the consummation by the Parent or the Merger Subs of the transactions contemplated hereby or thereby will:

(a)  require any consent, approval, exemption, authorization, or permit of, or registration, qualification, filing with or notification to, any Governmental Body with respect to the Parent or Merger Subs, except (i) as may be required by any applicable state securities or “blue sky” laws or state takeover laws, or (ii) such filings, consents, approvals, orders, registrations, and declarations as may be required as a result of the status or identity of the Parent;

(b)  result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration or lien or other charge or encumbrance) or require any notice or give rise to any entitlement to payment or benefit, or require the consent of any third party under any agreement to which the Parent or Merger Subs are a party or otherwise bound, except where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not materially impair the Parent or Merger Subs’ ability to consummate the transactions contemplated hereby; or

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(c)  assuming the consents, approvals, exemptions, authorizations, or permits and registrations, qualifications, filings, or notifications referred to in this Section 6.3 are duly and timely obtained or made, violate or conflict with any Applicable Law or Legal Order applicable to the Parent or the Merger Subs or any assets or properties of the Parent or the Merger Subs, except where the violation or conflict would not materially impair the Parent or the Merger Subs’ ability to consummate the transactions contemplated hereby.

6.4  Parent Shares. The shares of Common Stock and Series C Preferred Stock, issuable in connection with the transactions contemplated hereby, upon issuance on the terms and conditions contemplated in this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable, and free and clear of all Security Interests and restrictions on transferability, other than restrictions on transferability that are pursuant to federal or state securities laws.

6.5  Litigation. There are no actions, suits, or proceedings pending or, to the Parent’s or Merger Subs’ knowledge, overtly threatened against or affecting the Parents or the Merger Subs at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, which would adversely affect the Parent’s or the Merger Subs’ performance under this Agreement or the consummation of the transactions contemplated hereby.

6.6  Brokerage. There are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of each of the Parent and the Merger Subs.

6.7  SEC Reports. Parent has filed in a timely manner with the SEC all SEC Reports required to be filed pursuant to the Securities Act and Exchange Act and is current in its reporting obligations. As of their respective dates, all SEC Reports complied in all material respects with requirements of the Securities Act and Exchange Act and the rules and regulations promulgated thereunder and none of the SEC Reports contained an untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.8  Merger Sub. Parent is the sole stockholder of each Merger Sub. Each Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

6.9  No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article 6, none of Parent, the Merger Subs or any other Person has made or makes, any other representations or warranties, including any representation or warranty as to the accuracy or completeness of any information (a) regarding Parent, the Merger Subs, any of their Affiliates or its business, assets or operations, (b) furnished, provided or made available to any Indemnified Party (including any information provided in a virtual data room, management presentations or (c) in any other form in expectation of the transactions contemplated herein), or any representation or warranty arising from statute or otherwise pursuant to any Law, whether written or oral, statutory, express or implied, in connection with this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby and any such representations and warranties are hereby expressly disclaimed.

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6.10  Independent Investigation. Each of Parent and each Merger Sub acknowledges that: (a) it and its Representatives and Affiliates have undertaken their own independent investigation, examination, analysis and verification of PURO; and (b) that it has undertaken such due diligence (including a review of the assets, liabilities, books, records and contracts of PURO) as they deem adequate. Neither Parent, any Merger Sub nor any of their Affiliates has relied upon, and each of Parent and each Merger Sub expressly waives and releases PURO, the PURO Equityholders and its Representatives and Affiliates from any liability for any claims or damages (including claims based upon fraudulent inducement) arising out of, relating to, or resulting from, any representation, warranty, statement, advice, document, projection or other information of any kind provided or made available by the PURO Equityholders, PURO, any of their respective Affiliates, any of their respective Representatives, or any other Person, including any Forward-Looking Statements (as defined below) and any information made available to Parent in the Data Room, except for those representations and warranties expressly set forth in Article 4 (in the case of the PURO Members) and Article 5 (in the case of PURO) and in the other Transaction Documents. Without limiting the foregoing, in connection with such investigation, Parent, each Merger Sub and their respective Representatives and Affiliates have received from or on behalf of PURO certain estimates, budgets, forecasts, plans, capital improvement plans and financial projections (“Forward-Looking Statements”), and each of Parent and Merger Sub acknowledges that (i) there are uncertainties inherent in making Forward-Looking Statements and (ii) it is familiar with such uncertainties and it is undertaking its own evaluation of the adequacy and accuracy of all Forward-Looking Statements so furnished to it and its representatives without limiting Parent’s reliance on the express representations and warranties set forth in Article 4 and Article 5 and in the other Transaction Documents.

Article 7
ADDITIONAL COVENANTS AND AGREEMENTS

7.1  Conduct of Business of PURO. PURO agrees that during the period from the date of this Agreement to the Closing (the “Pre-Closing Period”) (unless (a) the Parent shall otherwise agree in writing (not to be unreasonably withheld, conditioned or delayed), (b) otherwise contemplated by this Agreement, (c) as otherwise required by Applicable Laws or (d) set forth on Schedule 7.1 (as may be delivered, updated or supplemented by PURO at any time prior to January 6, 2023) (subclauses (a)-(d), the “Interim Operating Covenant Exceptions”)), PURO will, and will cause each of its Subsidiaries to, (i) conduct its operations and maintain its assets and properties according to its ordinary and usual course of business consistent with past practice, (ii) prepare and file all Tax Returns and other Tax reports, filings, and amendments thereto required to be filed by it on a timely basis and in a manner consistent with past practice; and (iii) use commercially reasonable efforts to preserve intact its current business organization, and to keep available the service of its current officers and employees, and use commercially reasonable efforts to preserve its relationships with customers, suppliers, and others having business dealings with it to the end that goodwill and ongoing businesses not be impaired in any material respect on the Closing Date. Without limiting the generality of the foregoing, and except for the Interim Operating Covenant Exceptions, during the Pre-Closing Period, PURO will not, and will not permit any of its Subsidiaries to:

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(a)  issue, deliver, sell, dispose of, pledge, or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition, or pledge or other encumbrance of (i) any Capital Stock of any class (including the PURO Interests), or any securities or rights or warrants convertible into, exchangeable for, or evidencing the right to subscribe for any Capital Stock, or any rights, warrants, options, calls, commitments, or any other agreements of any character to purchase or acquire any Capital Stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any Capital Stock, (ii) any other securities in respect of, in lieu of, or in substitution for, PURO Interests outstanding on the date hereof, or (iii) any unit appreciation, phantom unit, unit plans, profit participation, or similar rights with respect to PURO or its Subsidiaries;

(b)  split, combine, subdivide, or reclassify any PURO Interests, make any other change to its capital structure, purchase, redeem, or otherwise acquire any Capital Stock or any other security thereto or declare, set aside for payment or pay any dividend, or make any other actual, constructive, or deemed distribution in respect of any PURO Interests or otherwise make any payments to members in their capacity as such;

(c)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of PURO or its Subsidiaries;

(d)  adopt any amendments to the Organizational Documents of PURO or its Subsidiaries;

(e)  make any acquisition, by means of merger, consolidation, stock, or asset purchase or otherwise, sell, lease, license, mortgage, or otherwise encumber or subject to any Security Interest (other than Permitted Exceptions) or otherwise dispose of assets, properties, securities, any business, or any Person other than the sale of inventory, the purchase of raw materials and any other acquisitions or dispositions in the ordinary course of business consistent with past practice;

(f)  (i) fail to maintain any Leased Real Property, including all improvements, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, or (ii) demolish or remove any of the existing improvements, or erect new improvements on any Leased Real Property or any portion thereof;

(g)  make any capital expenditure in excess of Twenty-Five Thousand Dollars ($25,000);

(h)  except in the ordinary course of business, sell, assign, transfer, license, or permit to lapse any material right with respect to any Intellectual Property;

(i)  (i) make or change any Tax election or settle or compromise any federal, state, local, or foreign income Tax Liability or (ii) file any income or other material amended Tax Return, enter into any Tax closing agreement, settle any material Tax claim or assessment, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

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(j)  (i) adopt or change any material accounting principle used by PURO or its Subsidiaries, or (ii) change any annual accounting period;

(k)  (i) commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that the it consults with Parent prior to the filing of such a suit) or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other material dispute;

(l)  disclose any confidential, proprietary, or non-public information, except as is reasonably protected under a customary non-disclosure agreement;

(m)  other than with respect to accounts payable incurred in the ordinary course of business consistent with past practice, incur any Indebtedness for borrowed money in excess of $100,000 or guarantee any such Indebtedness of another Person or make any loans, advances, or capital contributions to, or investments in, any other Person (excluding advancement of business expenses to service providers in the ordinary course of business);

(n)  grant any material increases in the compensation of any of its managers, officers, or employees, except in the ordinary course of business and in accordance with past practice;

(o)  pay or agree to pay any pension, retirement allowance, or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, agreements, or arrangements as in effect on the date hereof to any such manager, officer, or employee, whether past or present;

(p)  enter into any new or amend any existing employment, severance, change in control, or termination agreement with any manager, officer, or employee or grant any award to any manager, officer, or employee under any bonus, incentive, performance, or other compensation plan or arrangement;

(q)  except as required to comply with Applicable Law, become obligated under any new Employee Benefit Plan, severance plan, benefit arrangement, bonus, or similar plan or arrangement, which was not in existence on the date hereof, or materially amend any such plan or arrangement in existence on the date hereof;

(r)  enter into, terminate, or modify in any material respect any Material Agreement or waive, release or assign any material right or claim thereunder; or

(s)  authorize any of the foregoing, or enter into any contract, agreement, commitment, or arrangement to do any of the foregoing.

7.2  Certain Actions to Close Transactions. Subject to the terms of this Agreement, each party hereto will use its reasonable best efforts to fulfill, and to cause to be satisfied as soon as reasonably practicable, the conditions in Article 8 (but with no obligation to waive any such condition) and to consummate and effect the transactions contemplated herein, including to cooperate with and assist each other in all reasonable respects in connection with the foregoing. Without limiting the generality of the foregoing, the following will apply:

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(a)  PURO will use reasonable best efforts before Closing to give any required notices to, and make any required filings with, other Persons and to obtain each consent listed on a Schedule 8.2(c) to be delivered on or before January 6, 2023 (which shall be in form and substance reasonably acceptable to Parent and the Member Representative).

(b)  Notwithstanding the foregoing, nothing in this Section 7.2 shall require, or be construed to require, the Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue, or limit, before or after the Closing Date, any assets, businesses, or interests of the Parent, PURO, or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, or interests which, in either case, would reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to the Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

7.3  Access to Information. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Article 9, upon reasonable notice, PURO shall afford to officers, employees, counsel, accountants, and other authorized representatives of each of the entities of the Parent Group (“Representatives”), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours and upon reasonable advance notice throughout the Pre- Closing Period, to its premises, assets, properties, personnel, accountants, suppliers, customers, contracts, documents, Tax returns, books, and records and, during such period, shall furnish or make available reasonably promptly to such Representatives all information and documents concerning its business, finances, assets, management personnel, and properties as may reasonably be requested; provided that the Parent Group and any Representative shall agree to a customary confidentiality agreement with respect to such information made available to it; and provided further that PURO shall not be required to provide access or to disclose any information under this Section 7.3 to the extent such access or disclosure would (in the reasonable judgement of PURO) (a) waive any legal privilege identified to Parent, (b) violate Applicable Laws identified to Parent or (c) violate any contractual obligation identified to Parent. In addition, the Parent shall have the right to have the Leased Real Property inspected, at the Parent’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Leased Real Property.

7.4  Publicity. The parties hereto will consult with each other and will mutually agree in writing upon any press releases or public announcements pertaining to the Closing before the Closing and shall not issue any such press releases before the Closing or make any such public announcements before the Closing prior to such consultation and agreement, except as any party reasonably believes in good faith may be required by Applicable Law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements. Following the Closing, the Parent will determine the content of any press release or public announcement relating to the Merger, provided that Parent will consult with the Member Representative and consider in good faith any comments provided by Member Representative in advance of any such press release or public announcement.

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7.5  Tax Matters.

(a)  For any taxable period of PURO that ends on or before the Closing Date or for any Straddle Period, the PURO Members and the Member Representative will prepare (or cause to be prepared) all Tax Returns required to be filed by or with respect to PURO and will cause such Tax Returns to be timely filed. The Parent Group will provide timely cooperation with respect to the filing of all such Tax Returns. For the avoidance of doubt, each such Tax Return shall, to the extent applicable, be prepared in a manner consistent with positions taken, elections made or methods used in prior Tax periods in filing such Tax Returns, unless, with respect to any Straddle Period, otherwise required by Applicable Law. Solely with respect to any Tax Return for any Straddle Period, the Member Representative will provide a copy of any such Tax Return to the Parent for the Parent’s review and comment. The Member Representative will incorporate all reasonable comments of the Parent thereto and Parent will cause the final version of such Tax Returns to be timely filed. All Transaction Tax Deductions will, to the maximum extent permitted by Applicable Law, be reflected on the Tax Returns of PURO for the taxable year ending on or prior to, as the case may be, the Closing Date.

(b)  The PURO Members will be entitled to any Tax refunds or overpayments received by the Parent Group, PURO or any of their Affiliates that relate to Pre-Closing Tax Periods. The Parent Group will, and will cause any of its Affiliates to, make all filings and take all actions necessary to secure such refunds or overpayments as promptly as possible and to pay to the PURO Members, on a pro rata basis in accordance with their Ownership Percentages, any such refund or the amount of any such overpayment within fifteen (15) days after the actual receipt of or entitlement to such refund or overpayment. The PURO Members will indemnify the Parent Group against losses related to any claims made by any PURO Equityholder for amounts paid to the PURO Members pursuant to this Section 7.5(b).

(c)  The Member Representative will control any audit or other Legal Action regarding any income Taxes or income Tax Returns of PURO relating to a Pre-Closing Tax Period (including any Straddle Period) that arises after the Closing Date. The Parent Group will control any other audit or other Legal Action regarding any Taxes or Tax Returns of PURO that arises after the Closing Date. To the extent any such audit or other Legal Action controlled by the Parent Group could reasonably be expected to increase the indemnification obligations of the PURO Members under this Agreement or affect the value of any Tax refund or overpayment governed by Section 7.5(b), the Parent Group will (a) permit the Member Representative to participate in such audit or Legal Action, (b) permit the Member Representative to review and comment on any documents in connection with such audit or other Legal Action, (c) take any reasonable comments into consideration prior to filing any document, and (d) not settle or compromise any such audit or Legal Action without the consent of the Member Representative, which will not be unreasonably withheld, conditioned or delayed.

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(d)  The Parent Group and the PURO Members will each assume liability for fifty-percent (50%) of all sales, use, transfer, real property transfer, documentary, recording, gains, equity transfer and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereto (collectively, “Transfer Taxes”), arising out of or in connection with the transactions effected under this Agreement. The parties hereto will cooperate to timely file or cause to be filed all necessary documentation and Tax Returns regarding such Transfer Taxes.

(e)  Except as otherwise provided in this Section 7.5, without the prior written consent of the Member Representative (which consent will not be unreasonably withheld, conditioned or delayed), the Parent Group shall not, and shall not permit any Person to, (i) voluntarily approach any Governmental Body regarding any Tax or Tax Return of PURO for any Pre-Closing Tax Period, including entering into any “voluntary disclosure program” with any Governmental Body, (ii) consent to any extension or waiver of the limitation period applicable to any Legal Action regarding any Taxes or Tax Returns of PURO for any Pre-Closing Tax Period, (iii) make any Tax election for PURO with an effect to any Pre-Closing Tax Period, or (iv) amend any Tax Return of PURO for any Pre-Closing Tax Period.

(f)  For purposes of this Agreement, the Taxes for any Straddle Period will be allocated between the portion of such period ending on the Closing Date and the remaining portion of such Straddle Period (i) in the case of real property, personal property and other similar ad valorem Taxes, proportionally based on the number of days in each such portion of the Straddle Period and (ii) in the case of any other Taxes, based on an interim closing of the books as of the end of the Closing Date.

(g)  The parties hereto intend to treat the First Merger and the Second Merger as integrated steps in the single transaction contemplated by this Agreement and, in accordance with Revenue Ruling 2001-46, intend that the First Merger and the Second Merger will together qualify as a single “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2 of the United States Treasury Regulations. Unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code), PURO, the PURO Equityholders, and the Parent Group shall treat and report the transactions contemplated by this agreement in all respects consistently with the provisions of this Agreement for purposes of any federal, state, local or foreign Tax. Each party shall not (and shall cause its respective Affiliates not to) take any action which action is not contemplated by this agreement and could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

7.6  PURO Equityholders’ Release. Effective as of the Closing, but subject to, and contingent upon, receipt of the payments contemplated in Section 3.1, each PURO Equityholder, on behalf of such PURO Equityholder and his Affiliates (other than PURO), successors, assigns, heirs, Affiliates, beneficiaries, agents, representatives, spouse, and next of kin (collectively, the “Releasing Parties”), hereby unconditionally, irrevocably, and forever releases and discharges the Parent Group, PURO and the Second Merger Surviving Entity and their respective successors and assigns, Affiliates, directors, managers, officers, employees, agents, members, and stockholders (collectively, the “Released Parties”) of and from, and hereby unconditionally and irrevocably waives, any and all Legal Actions, demands, debts, accounts, covenants, contracts, arrangements, promises, obligations, damages, judgments, or Liabilities of any kind, in law or equity, and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’, and accountants’ fees and expenses) which such PURO Equityholder or any of the Releasing Parties ever had, now has or may ever claim to have against any Released Party, whether known or unknown, suspected or unsuspected, and that now exist or may hereafter accrue, arising out of or relating to or in connection with the status of such PURO Equityholder as an equityholder of PURO prior to the Closing Date (collectively, the “Released Claims”); provided, that (a) nothing contained in this Section 7.6 shall constitute a waiver of any claims that any PURO Equityholder may bring or have for indemnification from a member of the Parent Group under this Agreement or release any Parent Indemnified Party (including the Second Merger Surviving Entity) from (i) any obligation of any Parent Indemnified Party (including the Company) pursuant to this Agreement or any other Transaction Document; (ii) any rights of such PURO Equityholder (or any other Releasing Party) under this Agreement and any other Transaction Document; and (iii) any rights of any PURO Equityholder (or any other Releasing Party) as a director, manager, employee or officer of the Company for any unpaid compensation or benefits earned, any rights to reimbursement for ordinary course expenses or the rights to continue to participate in the Company’s benefits, if applicable; and (b) this release shall only relate to those claims arising from conduct occurring on or before the Closing. Each PURO Equityholder (on behalf of such PURO Equityholder and each of his, her, or its applicable Releasing Parties) shall refrain from directly or indirectly asserting any claim or commencing (or causing to be commenced) any Legal Action of any kind before any court, arbitrator, or Governmental Body against any Released Party based upon any Released Claim. Each PURO Equityholder (on behalf of such PURO Equityholder and each of his, her, or its applicable Releasing Parties) acknowledges that he, she, or it may hereafter discover facts other than or different from those that he, she, or it knows or believes to be true with respect to the subject matter of the Released Claims, but such PURO Equityholder hereby expressly agrees that, as of the Closing, such PURO Equityholder (on behalf of such PURO Equityholder and each of his, her, or its applicable Releasing Parties) shall have waived and fully, finally, and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or non-contingent claim with respect to the Released Claims, whether or not concealed or hidden by PURO, without regard to the subsequent discovery or existence of such different or additional facts. Each PURO Equityholder (on behalf of such PURO Equityholder and each of his, her, or its applicable Releasing Parties) hereby acknowledges and agrees that if such PURO Equityholder or any of such Releasing Parties should hereafter make any claim or demand or commence or threaten to commence any Legal Action against any Released Party with respect to any Released Claim, this Section 7.6 may be raised as a complete bar to any such Legal Action, and the applicable Released Party may recover from such PURO Equityholder all Losses incurred in connection with such Legal Action.

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7.7  Piggyback Registration Right. For a period of five years after the Closing Date, the PURO Members shall have “piggyback” registration rights with respect to the Common Stock received pursuant to the terms of this Agreement (the “Registrable Securities”) if the Parent proposes to register (including for this purpose a registration effected by the Parent for stockholders other than the PURO Members) any of its Common Stock under the Securities Act in connection with the public offering of such securities (other than in an Excluded Registration). The Parent shall promptly give the PURO Members notice of such registration. Upon the request of the PURO Members, the Parent shall, subject to the restrictions set forth in this Section 7.7, cause to be registered all of the Registrable Securities that each such PURO Member has requested to be included in such registration. The Parent shall have the right to terminate or withdraw any registration initiated by it under this Section 7.7 before the effective date of such registration, whether or not any PURO Member has elected to include Registrable Securities in such registration. The expenses of such withdrawn registration shall be borne by the Parent. In connection with any offering involving an underwriting of shares of the Parent’s capital stock, the Parent shall not be required to include any of the PURO Members’ Registrable Securities in such underwriting unless the PURO Members accept the terms of the underwriting as agreed upon between the Parent and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Parent. If the total number of securities, including Registrable Securities, requested by PURO Members to be included in such offering exceeds the number of securities to be sold (other than by the Parent) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Parent shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Parent in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling PURO Members in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling PURO Member or in such other proportions as shall mutually be agreed to by all such selling PURO Members. Notwithstanding the foregoing, in no event shall (a) the number of Registrable Securities included in the offering be reduced unless all other securities held by (i) holders of record of the Parent’s securities as of the Closing Date or (ii) other holders of record of the Parent’s securities that are not the PURO Members and acquire such securities after the Closing Date as consideration for a merger, stock sales, asset acquisition, reorganization or other similar transaction, are first entirely excluded from the offering, or (b) after the two year anniversary of the Closing Date, the number of Registrable Securities included in the offering be reduced below ten percent (10%) of the total number of securities included in such offering. For purposes of this Section 7.7, “Excluded Registration” shall mean (A) a registration relating to the sale or grant of securities to employees of the Parent or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (B) a registration relating to an SEC Rule 145 transaction; (C) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (D) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered. For the avoidance of doubt, none of the PURO Members shall be entitled to have any Registerable Securities purchased by an underwriter or the investors in any of the Parent’s registered offerings.

7.8  Lock-Up Agreement. If from the Closing Date until the second anniversary thereof, the Parent engages in a public offering of the Common Stock, any PURO Member who is an officer or director or 5% or more Common Stock holder of the Parent at the time of such public offering hereby agrees to enter into a lock-up agreement if requested by the underwriter of such public offering; provided that Parent’s officers, directors, and other five percent (5%) or more stockholders are required to enter lock-up agreements on substantially the same terms as such members of PURO.

7.9  Right of First Refusal. Each Founder agrees that Parent has a right of first refusal with respect to the sale of any shares of Common Stock obtained by such Founder pursuant to the terms of this Agreement that is in excess of $1,000,000 (the “ROFR Sale”). The applicable Founder shall provide the Parent with written notice (the “ROFR Notice”) of the proposed ROFR Sale and Parent shall have ten (10) Business Days to purchase the shares of Common Stock related to the ROFR Sale at a cash price that is the higher of (a) $2.00 per share, or (b) the price set forth in the ROFR Notice. In the event that Parent has not purchased the shares of Common Stock subject to such ROFR Notice within such ten (10) Business Day period, then the right of first refusal granted under this Section 7.9 shall lapse with respect to such ROFR Sale, and such Founder shall be entitled to proceed with such ROFR Sale on substantially the terms set forth in the ROFR Notice delivered in connection therewith.

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7.10  Make-Whole. In the event any PURO Equityholder sells any shares of Common Stock obtained pursuant to the terms of this Agreement through a registered broker/dealer on or after the first anniversary of the Closing Date for a price per share of the Common Stock less than $2.00 (the “Sale Price”), Parent will pay to such PURO Equityholder within ten (10) Business Days following the consummation of such sale to an account designated in writing by such PURO Equityholder an amount equal to (a) (i) $2.00 less (ii) the Sale Price, multiplied by (b) the number of shares of Common Stock sold in such sale (the “Make Whole Amount”). The Make Whole Amount payment shall be 50% in cash and 50% in shares of Common Stock (with the number of shares of Common Stock to be issued determined based on a price per share equal to 90% of the Sale Price).

7.11  Non-Interference; Additional Services; No Obligations. The Parent will not take any specific action or related actions with respect to the Second Merger Surviving Entity that in the aggregate would unreasonably and determinately interfere with the operation of the business of the Second Merger Surviving Entity (or successor thereof) and would substantially reduce the likelihood that the requirements for the Earnout Payments will be met as set forth in this Agreement. No member of the Parent Group shall cause or require any Founder nor any Service Provider to provide any services to the business of any member of the Parent Group or any Affiliate thereof, other than those relating to the business of the Second Merger Surviving Entity (or successor thereof), as conducted as of the Closing Date, unless agreed upon in writing by the Founders. The Second Merger Surviving Entity will be allocated working capital in an amount to be set forth on a Schedule 7.11 to be delivered on or before January 6, 2023 (which shall be in form and substance reasonably acceptable to Parent and the Member Representative) (the “Net Working Capital Requirement”). Except as contemplated herein, the Parent Group will not have any express or implied obligation to use efforts to operate the business of the Second Merger Surviving Entity in any specified manner, nor any obligation to provide support of any kind in the achievement of the revenue targets relating to the Earnout Payments set forth in this Agreement.

7.12  Earnout Acceleration upon Certain Events. In the event that after the Closing Date, any of Brian Stern, Andrew Lawrence or James Colantoni is terminated by the Parent Group without Cause or resigns from the Parent Group for Good Reason, subject to such additional conditions as may be mutually agreed by Parent and the Member Representative prior to January 6, 2023 with respect to the involuntary demotion of title or position of the employment of Brian Stern, Andrew Lawrence or James Colantoni due to failure of such individual’s performance, the remaining Earnout Payments shall be deemed earned and automatically due and payable, with no further action required on the part of any Person, and Parent shall make the maximum Earnout Payments (for such purpose assuming that 100% of the revenue targets set forth in Schedule I had been achieved) at such time or times as otherwise required pursuant to Section 3.5 and Schedule II, as though each of the conditions for payment of the Earnout Payments had been satisfied in accordance herewith.

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7.13  Election of Board Member. On or immediately after the Closing Date, the Board of Directors of the Parent shall elect Brian Stern to serve as a member of the Board of Directors effective as of the Closing Date.

7.14  Financing Condition. The Parent shall use commercially reasonable efforts to obtain the financing set forth in Section 8.2(i).

7.15  Board Approval. Parent shall, in accordance with Parent’s constituent documents, cause (a) a meeting of the Board of Directors of the Parent to be called as soon as reasonably practicable following delivery of the Schedules and Exhibits that are required to be provided hereunder on or before January 6, 2023, and (b) the Board of Directors of the Parent at such meeting to consider the Transactions and the terms hereof, including whether to proceed to Closing.

Article 8
CONDITIONS TO CLOSING

8.1  Conditions to Obligations of PURO and PURO Members. The obligations of PURO and the PURO Members to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Member Representative) on or before the Closing Date of all of the following conditions precedent:

(a)  Representations and Warranties. The representations and warranties of each of the entities of the Parent Group contained in Article 7 of this Agreement shall be true and correct (in all material respects, in the case of representations and warranties not already qualified by Materiality Qualifiers) at and as of the Effective Date and the Closing Date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date).

(b)  Obligations. Each of the entities in the Parent Group shall have performed and complied in all material respects with its obligations under this Agreement to be performed or complied with on or prior to the Closing Date.

(c)  Receipt of Closing Deliveries. PURO shall have received each of the items contemplated to be delivered pursuant to Section 3.7(a).

8.2  Conditions to Obligations of Parent Group. The obligations of the Parent Group to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent) on or before the Closing Date of all of the following conditions precedent:

(a)  Representations and Warranties. The representations and warranties of each of PURO and the PURO Members contained in Article 4 and Article 5 of this Agreement shall be true and correct (in all material respects, in the case of representations and warranties not already qualified by Materiality Qualifiers) at and as of the Effective Date and the Closing Date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date).

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(b)  Obligations. PURO and the PURO Members shall have performed and complied in all material respects with its obligations under this Agreement to be performed or complied with on or prior to the Closing Date.

(c)  Consents and Approvals. PURO shall have obtained and delivered to the Parent, in each case in form and substance reasonably satisfactory to Parent: (i) consents and approvals necessary for the consummation of this Agreement to the extent set forth on a Schedule 8.2(c)(i) to be delivered on or before January 6, 2023 (which shall be in form and substance reasonably acceptable to Parent and the Member Representative), (ii) evidence reasonably satisfactory to the Parent that the notices set forth on a Schedule 8.2(c)(ii) to be delivered on or before January 6, 2023 (which shall be in form and substance reasonably acceptable to Parent and the Member Representative) have been given to third parties, and (iii)the estoppel certificates or consents from third parties to leases, contracts, and agreements of PURO set forth on a Schedule 8.2(c)(iii) to be delivered on or before January 6, 2023 (which shall be in form and substance reasonably acceptable to Parent and the Member Representative).

(d)  No Material Adverse Effect. Since the Effective Date, there shall not have occurred or exist any event, condition, change, effect, or circumstance which, individually or when taken together with all such events, conditions, changes, effects, or circumstances, has had or would reasonably be expected to have a Material Adverse Effect on PURO.

(e)  Receipt of Closing Deliveries. Parent shall have received each of the items contemplated to be delivered pursuant to Section 3.7(b).

(f)  No Additional Members. Since the Effective Date, no additional members shall have been admitted to PURO.

(g)  No Acuity Objections. Acuity has not informed the Parent, PURO, any PURO Member or LED Supply that it has any objections to the terms of this Agreement or the LED Merger Agreement.

(h)  PURO Equityholder Release. Minor PURO Equityholders representing no less than 80% of the issued and outstanding PURO equity interests held by all Minor PURO Equityholders shall have executed a joinder or release to this Agreement in substantially the form as set forth on an Exhibit E hereto to be delivered on or before January 6, 2023 (which shall be in form and substance reasonably acceptable to Parent and the Member Representative).

(i)  Financing Condition. Parent shall have obtained financing which in the Parent’s reasonable judgment is adequate for the Parent to consummate the transactions contemplated by this Agreement and the LED Supply Merger Agreement.

(j)  Board Approval. Parent shall have obtained approval from the Parent’s board of directors to consummate the transactions contemplated by this Agreement.

(k)  No Litigation.

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(i)  No Legal Action shall be pending against PURO that seeks the restraint or prohibition of this Agreement or the consummation of the transactions contemplated by this Agreement or the LED Merger Agreement.

(ii)  No Applicable Law has been enacted or Legal Order has been issued, in each case of any nature that seeks to or would prohibit, restrain, enjoin, or restrict the consummation of the transactions contemplated by this Agreement or the LED Merger Agreement.

8.3  Waiver of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing.

Article 9
TERMINATION; AMENDMENT; WAIVER

9.1  Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing, by the mutual written consent of the Parent and the Member Representative.

9.2  Termination by Either Parent or Member Representative. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing by the Parent or the Member Representative by written notice to the other if (a) any court of competent jurisdiction in the United States or some other Governmental Body shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting any of the transactions contemplated herein and such order, decree, ruling, or other action shall have become final and non-appealable, or (b) the Closing shall not have occurred on or before January 31, 2022; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any party whose breach or failure to fulfill any of his, her, or its obligations under this Agreement has been the primary cause of or primarily results in such failure to close; provided further, that if the reason the Closing has not occurred on or before January 31, 2021 is because the closing condition set forth in Section 8.2(i) or Section 8(j) has not been met, then if either the Parent or the Member Representative terminates this Agreement pursuant to this Section 9.2, Parent shall pay 50% of legal, accounting and other similar fees and costs incurred by PURO and LED Supply in connection with the transactions contemplated by this Agreement and the LED Supply Merger Agreement, but such payment obligation shall not, under any circumstances, be in excess of $250,000.

9.3  Termination by Parent. This Agreement may be terminated by the Parent and the transactions contemplated herein may be abandoned by written notice to the Member Representative at any time prior to the Closing, if (a) PURO shall have failed to perform in any material respect any of their material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within thirty (30) days after the receipt by PURO or such PURO Member of written notice of such failure, or (b) any representation or warranty of PURO contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date), and such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after the receipt by PURO or such PURO Member of written notice of such failure, except, in any case, such failures which (i) in the aggregate are not reasonably likely to adversely affect PURO in any material respect or adversely affect PURO’s ability to complete the transactions contemplated herein or (ii) would not or result in the non-fulfillment of Section 8.2(a).

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9.4  Termination by Member Representative. This Agreement may be terminated by the Member Representative and the transactions contemplated herein may be abandoned by written notice to the Parent at any time prior to the Closing if (a) by the Closing Date any entity in the Parent Group has failed to perform in any material respect any of its material obligations under this Agreement, which failure to perform is not cured, or is incapable of being cured, within thirty (30) days after receipt by the Parent of written notice of such failure, or (b) any representation or warranty of the Parent Group contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date), and such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after receipt by the Parent of written notice of such failure, except, in any case, such failures which (i) in the aggregate are not reasonably likely to adversely affect the Parent Group’s ability to complete the transactions contemplated by this Agreement or (ii) would not result in the non-fulfillment of Section 8.1(a).

9.5  Effect of Termination. If any party hereto terminates this Agreement pursuant to this Article 9, all rights and obligations of the parties hereunder shall terminate without any Liability of any party to any other party, except for any Liability of any party then in breach and such termination will not be deemed to release any party from liability hereunder.

9.6  Extension; Waiver. At any time prior to the Closing, the Parent and the Member Representative may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate, or writing delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder, including any decision to consummate the transactions contemplated hereby, shall not constitute a waiver of such rights.

9.7  Termination Fee. In the event that Parent Group on the one hand or PURO on the other refuses to consummate the transactions contemplated by this Agreement after the execution of the this Agreement, other than through the termination of this Agreement pursuant to Sections 9.1, 9.2 , 9.3 or 9.4 hereof, as applicable, such party shall be in breach of this Agreement (the “Breaching Party”), the Breaching Party on one hand shall pay to the non-Breaching Party on the other a termination fee in an amount equal to Two Million Dollars ($2,000,000) (the “Termination Fee”); provided that if a Termination Fee (as defined in the LED Supply Merger Agreement) is paid pursuant to the LED Supply Merger Agreement, the Termination Fee as contemplated in this Section 9.7 shall not be payable (the intent being that a Termination Fee (as defined herein or in the LED Supply Merger Agreement) shall be payable only once pursuant to this Agreement or the LED Supply Merger Agreement and that the aggregate amount recoverable in respect of a termination fee pursuant to this Section 9.7 and Section 9.7 of the LED Supply Merger Agreement shall be limited to an aggregate of $2,000,000). Any Termination Fee shall be paid by a wire transfer of immediately available funds to an account designated by the non-Breaching Party on the Business day immediately following the date of termination of this Agreement. The parties acknowledge and agree that the agreements contained in this Section 9.7 are an integral part of the transactions contemplated by this Agreement, and without these agreements, the parties would not enter into this Agreement; accordingly, if the non-Breaching Party fails to timely pay the Termination Fee pursuant to this Section 9.7, and in order to obtain payment, the non-Breaching Party commences any action, suit or proceedings which results in a judgment against the Breaching Party, the Breaching Party shall pay the non-Breaching Party its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such action, suit or proceeding. The parties agree that (except in the case of Fraud or any willful breach of any representation, warranty or covenant or agreement contained herein occurring prior to such termination and except for the parties’ rights under Article 10), upon termination of this Agreement under the circumstances that entitle the non-Breaching Party to the Termination Fee, the Termination Fee shall be the sole and exclusive remedy available to the non-Breaching Party and its Affiliates against the non-Breaching Party and its Affiliates for all Losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon the payment of the Termination Fee in such circumstances (except in the case of Fraud or any willful breach of any representation, warranty or covenant or agreement contained herein occurring prior to such termination and except for the parties’ rights under Article 10) the Breaching Party shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, that any Termination Fee received by the non-Breaching Party shall reduce the amount of damages payable by any Breaching Party, if any, in respect of any such Fraud or willful breach.

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Article 10
INDEMNIFICATION

10.1  Survival. The representations and warranties in this Agreement and in any certificate furnished in connection with this Agreement, and the right to make claims hereunder with respect thereto, shall survive until and expire on the date which is eighteen (18) months after the Closing Date (the “General Reps Expiration Date”), except that:

(a)  the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.6, Section 5.1, Section 5.2, Section 5.3, Section 5.11, and Section 5.22 (collectively, the “Fundamental Representations”) will survive until any Earnout Payment for 2025 is due and payable (or until a state of facts exists such that the Earnout Payment for 2025 will not become due and payable in accordance with the terms hereof); and

(b)  any representation and warranty that is the subject of a Fraud claim will survive indefinitely.

All covenants and agreements shall continue to survive in accordance with their terms (but if no term is specified, such survival shall extend until the expiration of all applicable statutes of limitation applicable to claims related thereto, plus an additional sixty (60) days). The date when any representation, warranty, covenant, or agreement expires in accordance with this Section 10.1 and this Agreement is referred to herein as the “Expiration Date.” Notwithstanding the foregoing, if written notice is properly given pursuant to this Article 10 with respect to any alleged breach of a representation, warranty, covenant, or agreement to which such party is entitled to be indemnified hereunder prior to the applicable Expiration Date, then claims with respect to breaches of any such representation, warranty, covenant, or agreement shall survive, with respect to the subject matter of such written notice, until the applicable claim is finally resolved and satisfied in accordance with the provisions of this Article 10. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statute of limitations that would otherwise apply to such representations and warranties and the right to make indemnification claims in respect thereof under this Agreement.

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10.2  Indemnification by PURO Members. Subject to each of the limitations set forth in this Article 10, the PURO Members hereby agree, from and after the Closing, to jointly and severally indemnify, defend and hold harmless the Parent Group, and their respective Affiliates, officers, directors, shareholders, members, managers, subsidiaries, employees, agents, permitted assigns, and representatives (each, a “Parent Indemnified Party” and, together, the “Parent Indemnified Parties”) from and with respect to any and all losses, damages, Liabilities, deficiencies, Legal Actions, Legal Orders, Taxes, judgments, interest, awards, penalties, fines, dues, costs, fees, and expenses of whatever kind, interest, reasonable attorneys’ fees, the cost of enforcing any right to indemnification hereunder, the cost of pursuing any insurance providers, and all amounts paid in investigation, defense, or settlement of any of the foregoing, whether asserted by third parties or incurred or sustained in the absence of third-party claims, but excluding (a) any special, exemplary or punitive damage (except to the extent actually awarded to a Governmental Body or other third party), (b) such Losses based on a revenue multiple or similar Losses, and (c) consequential damages (except to the extent reasonably foreseeable) (each a “Loss” and, collectively, “Losses”), as a result of or arising out of, directly or indirectly, any of the following:

(a)  the breach of any representation or warranty of PURO contained herein or in any certificate furnished by PURO in connection with this Agreement;

(b)  the breach of any covenant or agreement of PURO contained herein, which is to be performed on or before the Closing Date;

(c)  the breach of any representation, warranty, covenant or agreement of any PURO Member contained herein by such PURO Member in connection with the transactions contemplated hereby (whether to be performed before or after the Closing Date).

(d)  any Pre-Closing Taxes of PURO.

(e)  Any claims made against PURO by Violet Defense.

Any payment made by the PURO Members to the Parent Indemnified Parties pursuant to this Section 10.2 (other than Parent Special Claims and as contemplated in the paragraph immediately below) shall be paid in the following manner and order, subject to each of the limitations set forth in this Article 10: (i) first, to the extent an Escrow Account is required to be established pursuant to Sections 3.1, 3.1(a)(v) and 3.1(b)(iii), the Member Representative will instruct the Escrow Agent to release to the Parent an amount equal to the lesser of (x) the amount of such payment and (y) the amount on deposit in the Escrow Account; (ii) second, to the extent there are no funds remaining in the Escrow Account to satisfy any such payment (or no Escrow Account is required to be established pursuant to Sections 3.1, 3.1(a)(v) and 3.1(b)(iii), then (after giving effect to subclause (i) above) the amount of any unsatisfied payment shall be satisfied by the forfeiture and cancellation of Indemnity Shares (based on a share price of $2.00 per share) equal to the lesser of (x) the amount of such remaining payment and (y) the number of Indemnity Shares, that have not been forfeited and cancelled as of such time and (iii) third, to the extent all Indemnity Shares have been forfeited and cancelled, then the Parent Indemnified Parties shall have no further claims against the PURO Members under this Article 10, other than any Parent Special Claims.

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Notwithstanding the paragraph immediately above, any payment made by the PURO Members to the Parent Indemnified Parties (A) pursuant to Section 10.2(e), (B) with respect to Fraud of PURO (other than Parent Special Claims) or (C) with respect to a breach of Fundamental Representations after the date that is eighteen (18) months after the Closing Date shall be paid, subject to the limitations set forth in this Article 10, solely by setoff against any Earnout Payments actually earned and payable hereunder and under the LED Supply Merger Agreement (as of the time earned and payable), after giving effect to any prior setoffs hereunder or under the LED Supply Merger Agreement (the “Earnout Cap”).

10.3  Indemnification by Parent. Subject to each of the applicable limitations set forth in this Article 10, from and after the Closing, the Parent hereby agrees to indemnify, defend, and hold harmless the PURO Members, and any heirs, representatives, or agents of any of them (each a “Member Indemnified Party” and, together, the “Member Indemnified Parties”) from and with respect to any Losses as a result of or arising out of, directly or indirectly, any of the following:

(a)  the breach of any representation or warranty of the Parent Group contained herein, or in any certificate furnished by the Parent Group in connection with this Agreement; or

(b)  the breach of any covenant or agreement of the Parent Group contained herein.

10.4  Claims.

(a)  Notice of Claims. A Person entitled to be indemnified pursuant to this Article 10 (the “Indemnified Party”) shall notify the party or parties obligated to provide indemnification pursuant to this Article 10 (the “Indemnifying Party”) which notice, in the case of any indemnification under Section 10.2, shall be given to the Member Representative, in writing in accordance with Section 11.4 of any claims for indemnification under this Agreement (such notice, a “Notice of Claim”); provided, however, that the failure of the Indemnified Party to give a Notice of Claim shall not limit or otherwise affect any right to indemnification hereunder except to the extent, if at all, that the Indemnifying Party shall demonstrate that he, she or it was prejudiced by such failure. Any Notice of Claim (i) shall be delivered prior to the applicable Expiration Date, if any, and (ii) shall be made in good faith and state the basis on and Losses for which indemnification is being asserted, to the extent known by the Indemnified Party.

(b)  Defense of Claims. If the Notice of Claim involves a Legal Action (excluding, without limitation, any audit, action, or proceeding relating to Taxes, which shall be governed by Section 7.5(c)) instituted by any third party for which the Liability or the costs or expenses are Losses (any such third party Legal Action or proceeding being referred to as a “Claim”), the Indemnifying Party shall have the right (i) to employ counsel at its sole cost and expense reasonably acceptable to the Indemnified Party to defend any such Claim asserted against the Indemnified Party, (ii) to control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party and (iii) to take all other steps or proceedings to settle or defend any such Claims; provided, however, that the Indemnifying Party shall only have the rights set forth in Section 10.4(b)(i) through (iii) if: (A) the defense of such Claim by the Indemnifying Party will not, in the good faith reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (B) the Indemnifying Party has sufficient financial resources, in the good faith reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (C) the amount of the potential Losses of the Indemnified Party related to such Claim are not estimated to exceed the indemnification limits in Section 10.5; (D) the Claim solely seeks (and continues to seek) monetary damages; and (E) the Claim does not include criminal charges (the conditions set forth in clauses (A) through (E) are, collectively, the “Litigation Conditions”). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible after receipt of the Notice of Claim (but in any case within thirty (30) days of receipt by the Indemnifying Party of a Notice of Claim or such earlier time necessary to reasonably allow a timely response to the Claim (the “Indemnity Notice Period”)) of its election to defend any such Claim. If the Indemnifying Party assumes the defense of such Claim, then (i) the Indemnifying Party shall be obligated to indemnify the Indemnified Party with respect to such Claim, (ii) the Indemnifying Party shall actively and diligently conduct the defense, and (iii) the Indemnified Party shall have the right to participate in such defense (including with counsel of its choice) and receive copies of all notices, pleadings, and other submissions, in each case at its own expense, and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in connection with such participation. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (xxiv) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; (xxv) any of the Litigation Conditions ceases to be met; or (xxvi) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one (1) counsel to the Indemnified Party. If the Indemnifying Party does not deliver to the Indemnified Party written notice within the Indemnity Notice Period that the Indemnifying Party will assume the defense of any such Claim resulting therefrom, then the Indemnifying Party will no longer have the right to assume the defense of such Claim, the Indemnified Party may defend against any such Claim in such manner as it may deem reasonably appropriate, and the Indemnifying Party will remain responsible for any Losses that are ultimately determined to be owed under this Article 10 subject to the limitations set forth in this Agreement. If the Indemnifying Party does not assume the defense as provided in the immediately preceding sentence, the Indemnified Party shall keep the Indemnifying Party reasonably informed as to all material matters concerning such Claim.

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(c)  Settlement of Claims. The Indemnifying Party, if it has assumed the defense of any Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to a settlement of, or the entry of any judgment arising from, any such Claim, except that no written consent shall be necessary if the settlement (i) includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim, (ii) does not grant any injunctive or equitable relief, or (iii) there is no finding or admission of any violation of any law and no effect on any other claim that may be made against the Indemnified Party. If the Indemnified Party has assumed the defense pursuant to Section 10.4(b), it shall not agree to any settlement without the written consent of the Indemnifying Party.

(d)  Cooperation. The Parent and the PURO Members shall reasonably cooperate with each other in the defense of any Claim and shall make available to the party or parties defending such Claim such materials, assistance, and access relating thereto as is reasonably requested from the first such Person.

(e)  Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a third party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof via Notice of Claim, provided, however, that the failure of the Indemnified Party to give a Notice of Claim shall not limit or otherwise affect any right to indemnification hereunder except to the extent, if at all, that the Indemnifying Party shall demonstrate that he, she or it was prejudiced by such failure. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, all Indemnifying Parties shall be conclusively deemed to have acknowledged the correctness of the claim or claims specified in the Notice of Claim for the full amount thereof. If the Indemnifying Party shall make timely objection to a claim or claims set forth in any Notice of Claim, and if such claim or claims shall not have been resolved or compromised within sixty (60) days from the date of delivery of such objection, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

10.5  Limitations

(a)  Parent Indemnified Parties. The rights of the Parent Indemnified Parties to indemnification pursuant to the provisions of Section 10.2 are subject to the following limitations:

(i)  Basket. Subject to any other applicable limitations herein, the Parent Indemnified Parties shall not be entitled to recover for Losses pursuant to Section 10.2 until the total amount to which the Parent Indemnified Parties would recover under Section 10.2 exceeds Seventy-Five Thousand Dollars ($75,000) minus any Losses incurred by the Parent Indemnified Parties as provided in Section 10.2 of the LED Supply Merger Agreement (“LED Supply Parent Losses”), at which point the Parent Indemnified Parties shall be entitled to recover the full amount of all Losses in excess of Seventy-Five Thousand Dollars ($75,000) minus the LED Supply Parent Losses; provided, however, that this Section 10.5(a)(i) shall not apply to, reduce, or otherwise affect any Losses involving, in the case of a particular PURO Member, Fraud committed by such PURO Member (the “Parent Special Claims”).

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(ii)  Cap. Subject to any other applicable limitations herein, the aggregate Losses payable by the PURO Members with respect to claims for indemnification under this Agreement (other than Parent Special Claims, Fraud of PURO or with respect to Section 10.2(e)) shall not exceed the Escrow Amount minus any LED Supply Parent Losses. Subject to the other applicable limitations herein, the aggregate Losses payable by the PURO Members with respect to claims for indemnification (A) under Section 10.2(e) or (B) for Fraud of PURO shall not exceed the Earnout Cap (for purposes of clarity, the Earnout Cap includes earnout payments under both this Agreement and the PURO Merger Agreement). There shall be no limitation on Parent Special Claims.

(b)  PURO Member Indemnified Parties. The rights of the Member Indemnified Parties to indemnification pursuant to the provisions of Section 10.3 are subject to the following limitations:

(i)  Basket. Subject to any other applicable limitations herein, the Member Indemnified Parties shall not be entitled to recover for Losses pursuant to Section 10.3 until the total amount to which the Member Indemnified Parties would recover under Section 10.3 exceeds Seventy-Five Thousand Dollars ($75,000) minus any Losses incurred by the “Member Identified Parties” (as defined in the LED Supply Merger Agreement) as provided in Section 10.3 of the LED Supply Merger Agreement (“LED Supply Member Losses”), at which point the Member Indemnified Parties shall be entitled to recover the full amount of all Losses in excess of Seventy-Five Thousand Dollars ($75,000) minus the LED Supply Member Losses; provided, however, that this Section 10.5(b)(i) shall not apply to, reduce, or otherwise affect any Losses involving Fraud committed by a member of the Parent Group (the “Member Special Claims”).

(ii)  Cap. Subject to the other applicable limitations herein, the aggregate Losses payable by the Parent with respect to claims for indemnification under Section 10.3 (other than Member Special Claims) shall not exceed the Escrow Amount minus any LED Supply Member Losses for which the indemnification payments have actually been paid to LED Supply Members. In no event will any Losses in respect of the Member Special Claims be limited by or count towards this dollar limitation.

(c)  Payment Adjustments. For purposes of computing the amount of any Losses incurred by the Indemnified Parties: (A) there will be deducted an amount equal to the amount of any cash Tax benefit actually received by the Indemnified Parties in connection with such Losses in the calendar year in which such Losses were incurred; and (B) there will be deducted an amount equal to the amount of any insurance proceeds, indemnification payments and other third-party recoveries to which the Indemnified Party is entitled (net of direct collection increases, co-pays, deductibles, and any Losses relating to recoveries, and net of any premium increases attributable to the circumstances giving rise thereto or other costs of collection) actually received by the Indemnified Parties or any of their Affiliates in connection with such Losses or any of the circumstances giving rise thereto, and in the event any such amounts are received after recovery hereunder, such Indemnified Parties shall refund such amount actually received to the Indemnifying Parties.

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(d)  Duplicative Recoveries; Duty to Mitigate. For the avoidance of doubt, (i) if and solely to the extent the amount of any Losses is recovered (A) by an Indemnified Party through the actual payment to an Indemnified Party or (B) pursuant to Article 10 of the LED Supply Merger Agreement, the same amount of such Losses may not be recovered again by an Indemnified Party by reason of such Losses being subject to indemnification under more than one provision of this Agreement and (ii) if and solely to the extent that any Losses in connection with an indemnifiable matter was specifically taken into account in connection with calculations of the Merger Consideration, the same amount of such Losses may not be recovered under this Article 10, but, in the case of the immediately preceding clauses (i) and (ii), the amount, if any, of Losses that exceed the amount already recovered under clause (i) or already taken into account under clause (ii) shall be recoverable on and subject to the terms and conditions of this Article 10. Each Indemnified Party shall use their respective commercially reasonable efforts to mitigate all Losses in respect of which such Persons may be entitled to indemnification pursuant to this Article 10. Notwithstanding anything to the contrary contained herein, an Indemnified Party shall be under no obligation to pursue a cause of action against any third party who could be held to have a portion of the liability for any Losses for which an Indemnifying Party is liable.

10.6  Materiality Qualifiers. The parties hereto acknowledge and agree that certain representations and warranties contained in Article 4, Article 5, and Article 6 are qualified by references to materiality, material respects and the like, or by matters having or not having a Material Adverse Effect (collectively, “Materiality Qualifiers”). For purposes of determining the amount of Losses attributable to a breach of a representation or warranty in this Agreement but not for purposes of determining whether there has been a breach of any representation or warranty in this Agreement, including the Schedules hereto, or in any certificate furnished in connection with this Agreement, the Materiality Qualifiers shall be ignored and the representations and warranties shall be construed without regard to any Materiality Qualifiers therein contained; except in the case of (a) the definition of “Material Agreement” or (b) the representations and warranties set forth in the preamble of Section 5.8.

10.7  Sandbagging. The rights of the Parent Indemnified Parties to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that the Parent Group may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or diligence by the Parent Group. The PURO Members hereby acknowledge that, regardless of any investigation made, or not made, by or on behalf of the Parent Group, and regardless of the results of any such investigation, the Parent Group has entered into the transactions contemplated by this Agreement in express reliance upon the representations and warranties of PURO and the PURO Members made in this Agreement. The waiver of any condition based upon the accuracy of any representation or warranty herein shall not affect the Parent Indemnified Party’s right to indemnification based upon such representation or warranty.

10.8  Surviving Companies’ Indemnification of Members. Each of the PURO Members agrees not to make any claim for indemnification against the Second Merger Surviving Entity by reason of the fact that such PURO Member or its, his, or her designee was a director, officer, manager, employee, or agent of PURO or was serving at the request of PURO as a member, partner, trustee, director, officer, employee, or agent of another entity (whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any indemnification claim brought by a Parent Indemnified Party pursuant to this Article 10. In no event will any PURO Member have any right of contribution, right of indemnity, or other right or remedy against the Second Merger Surviving Entity in connection with any such indemnification obligation.

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10.9  Exclusive Remedy. The parties hereto acknowledge and agree that if the Closing occurs, the sole and exclusive remedy of the Parent Indemnified Parties and the Member Indemnified Parties from and after the Closing with respect to (a) the subject matter of this Agreement or the transactions contemplated hereby (other than Section 3.8), or (b) any other matter relating to PURO or its Subsidiaries prior to the Closing, the operation of their respective businesses prior to the Closing, or any other transaction or state of facts involving PURO or its Subsidiaries prior to the Closing (including any common law or statutory rights or remedies for environmental, health, or safety matters) shall be solely in accordance with, and limited by, the indemnification provisions set forth in this Article 10. Notwithstanding anything in this Section 10.9 to the contrary, nothing in this Agreement shall limit (a) any claims against PURO under this Agreement if the Closing does not occur (subject to the terms of Section 9.5), (b) any claims for specific performance, injunctive, or declaratory relief, or other equitable remedies, or (c) Parent Special Claims or Member Special Claims.

Article 11
MISCELLANEOUS

11.1  Payment of Expenses. Whether or not the transactions contemplated hereby shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into, and carrying out this Agreement and the consummation of the transactions contemplated hereby. Specifically, the Transaction Expenses including legal, accounting, and other similar fees and expenses, shall be the responsibility of, and paid by, the PURO Equityholders.

11.2  Modification or Amendment. The parties hereto may modify or amend this Agreement only by written agreement executed and delivered by the Parent and the Member Representative.

11.3  Waiver. The conditions to each of the parties’ obligations to consummate the transactions contemplated herein are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by Applicable Law. Any failure of the Parent Group, on the one hand, or PURO and the PURO Equityholders on the other hand, to comply with any covenant, agreement, or condition herein may be waived in writing by the Member Representative or by the Parent, respectively, but such waiver or failure to insist upon strict compliance with such covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, in order to be valid such consent must be in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.3.

11.4  Notices. Any notice, request, instruction, consent, or other communication to be given hereunder by any party hereto to the other parties shall be in writing and shall be deemed duly given when delivered personally or one (1) business day after being sent by overnight courier or three (3) business days after being sent by registered or certified mail, postage prepaid, or when sent by email transmission, to the addresses or e-mails as provided by the other parties or to such other Persons as may be designated in writing in accordance with this Section 11.4 by the party to receive such notice.

11.5  Entire Agreement; Assignment. This Agreement (including the Schedules, documents, and the instruments referred to herein that are to be executed and delivered in connection herewith) (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, except that the Parent may, at any time, in its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates.

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11.6  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Article 10 shall inure to the benefit of and be enforceable by the Parent Indemnified Parties and the Member Indemnified Parties, who are express third-party beneficiaries hereunder.

11.7  Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, and such term shall be amended so that it is valid, legal, and enforceable to the maximum extent permitted by Applicable Law, but as close to the parties’ original intent as possible.

11.8  Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

11.9  Neutral Construction. The parties hereto agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties hereto agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that no provisions of this Agreement should be construed against either party on the grounds that such party drafted or was more responsible for drafting such provision. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

11.10  Headings; Construction. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) words denoting any gender include all genders, (c) any reference to a statute means the statute and any regulations thereunder in force as of the date of this Agreement unless otherwise expressly provided, (d) when calculating the period of time within which or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day and the word “day” means calendar day unless otherwise specified, (e)  any reference to “best efforts” or “commercially reasonable efforts” or “reasonable efforts” herein does not include any obligation to pay, or guarantee the payment of, money or other consideration to any third party relating to obtaining any consent, approval, or waiver with respect to the transactions contemplated by this Agreement, (f) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, (g) hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision hereof, and (h) reference to Schedules, Sections, etc., is to Schedules, Sections, etc. of this Agreement unless the context clearly indicates otherwise.

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11.11  Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF delaware, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

11.12  Consent to Jurisdiction. EACH PARTY HERETO AGREES AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COURT SITTING IN the State of DElaware AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF delaware (IF FEDERAL JURISDICTION EXISTS), AND ANY APPLICABLE APPELLATE COURTS, WITH RESPECT TO ALL MATTERS RELATING TO THIS AGREEMENT AND TO THE TRANSACTIONS CONTEMPLATED HEREBY, WAIVES ALL OBJECTIONS BASED ON LACK OF VENUE AND FORUM NON CONVENIENS, AND IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION OF ALL SUCH COURTS.

11.13  Arbitration.

(a)  Any dispute, controversy, or claim involving any party hereto or its Affiliates arising out of or relating to this Agreement or any Transaction Document (a “Dispute”), shall first be submitted to a senior business person of the Parent, a Founder, each with authority to resolve the Dispute. If such Persons cannot resolve the Dispute within thirty (30) days after notice of a Dispute, the Dispute shall be referred to and finally resolved by arbitration in New York, New York in accordance with the Rules of Arbitration of the International Chamber of Commerce for the time being in force, which rules are deemed to be incorporated by reference in this clause. The tribunal shall consist of one (1) arbitrator (the “Tribunal”). Each party shall select one independent, impartial, and conflicts-free neutral, and those two neutrals will select the sole arbitrator, who will be independent, impartial, and conflicts-free. None of the neutrals selected may be current or former employees, officers, or directors of each party, its subsidiaries, or Affiliates. The language of the arbitration shall be English and shall be conducted over the course of consecutive business days and weeks.

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(b)  The Panel shall decide the Dispute in accordance with the substantive law of Colorado. THE TRIBUNAL SHALL NOT AWARD EITHER PARTY NON-COMPENSATORY, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, UNLESS SUCH PARTY IS SEEKING SUCH TYPE OF DAMAGES ON THE BASIS THAT IT WAS REQUIRED TO PAY SUCH TYPE OF DAMAGES TO A THIRD PARTY. The award of the Tribunal may be entered in any court of competent jurisdiction.

(c)  The costs of the arbitration including the fees and expenses of the Tribunal and reasonable attorneys’ fees and expenses shall be borne by the non-prevailing party and awarded by the Tribunal in the award. In determining the reasonableness of the attorneys’ fees, the Tribunal shall take into account all relevant facts and circumstances, including but not limited to the amount of damages sought and the amount of the award.

11.14  Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery and execution of an executed counterpart of a signature page to this Agreement by facsimile, .pdf file, or other means of electronic execution or transmission shall be effective as delivery of a manually executed counterpart to this Agreement.

11.15  Further Assurances; Cooperation After Closing. From time to time, as and when reasonably requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary to consummate the transactions contemplated by this Agreement.

11.16

[Reserved].

11.17  Disclosure Schedules.

(a) PURO and the PURO Members shall be entitled to deliver the Disclosure Schedules at any time on or prior to January 15, 2023. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, and the disclosure in any portion of the Disclosure Schedules will qualify the corresponding section of this Agreement and any other provision of this Agreement to which it is reasonably apparent on its face that such disclosure relates, notwithstanding the lack of any schedule reference. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter is or is not material for purposes hereof, except as it relates to the disclosure of that item in response to any representation or warranty. In no event will the mere listing in the Disclosure Schedules of a document or other item alone be deemed adequate to disclose an exception to a representation or warranty in this Agreement unless the representation or warranty has to do with the existence of the document or other item itself. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

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(b) Notwithstanding Section 11.17(a) above, during the Pre-Closing Period, at any time after January 6, 2023, PURO may deliver, supplement or amend the Disclosure Schedules with respect to any fact, event, occurrence, circumstance or development that arose prior to signing or arises during the Pre-Closing Period and would render untrue any representation or warranty made by PURO or the PURO Members herein. If any such delivery, supplement or amendment triggers a right of Parent to terminate this Agreement pursuant to Article 9, and Parent does not exercise its right to terminate this Agreement within six (6) Business Days after delivery of such supplement or amendment, then such supplement or amendment shall be deemed to have amended the Disclosure Schedules, to have modified the representations and warranties contained herein by PURO or the PURO Members and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the fact, event, circumstance, occurrence or development. If any such supplement or amendment does not trigger a right of Parent to terminate this Agreement pursuant to Article 9, then such supplement or amendment shall be deemed to have amended the Disclosure Schedules, to have modified the representations and warranties of PURO or the PURO Members herein and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the fact, event, circumstance, occurrence or development in respect of the closing conditions set forth in Section 8.2(a) and in respect of rights to indemnification pursuant to Article 10.

11.18  Representation of Counsel.

(a)  Each of the parties acknowledges that Perkins Coie LLP (“PC”) currently serves as counsel to PURO, including in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. There may come a time, including after consummation of the transactions contemplated hereby, when the interests of Member Representative and PURO may no longer be aligned or when, for any reason, the Member Representative, any PURO Equityholder, PC or PURO believes that PC can or should no longer represent PURO, Member Representative, or any PURO Equityholder. The parties hereto understand and specifically agree that PC may withdraw from representing PURO and continue to represent the Member Representative or any PURO Equityholder, even if their respective interests, and the interests of PURO are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, and even though PC may have represented PURO in a matter substantially related to such dispute or may be handling ongoing matters for PURO or any of their respective Affiliates, and the Parent Group and PURO hereby consent thereto and waive any conflict of interest arising therefrom.

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(b)  Notwithstanding anything to the contrary contained herein, the parties intend that all communications at or before the Closing between the PURO, Member Representative and any PURO Equityholder (collectively, the “Seller Group”) or any of them, on the one hand, and any of their attorneys, on the other hand, including all communications relating to the negotiation of the transactions contemplated by this Agreement or the other documents, instruments and agreements entered into in connection herewith and any alternative transactions (collectively, the “Protected Communication”), and all associated rights to assert, waive and otherwise administer the attorney-client privilege and rights of confidentiality of any member of the Seller Group (the “Associated Rights”), will, from and after the Closing, rest exclusively with the Member Representative (in the case of matters relating to Member Representative or any PURO Equityholder) and will not be transferred, assigned, conveyed or delivered, by operation of law or otherwise, to the Parent Group (following the Closing) or any of their respective Affiliates or any successor or assign of any of the foregoing (collectively, the “Purchaser Communication Group”). Accordingly, as of immediately before the Closing, for the consideration set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged: (i) all Protected Communication and Associated Rights are, and will be deemed for all purposes, transferred, assigned, conveyed and delivered in full to the Member Representative and (ii) no member of the Purchaser Communication Group will have any right, title, interest or benefit in or to, or right to access or use, any of the Protected Communication or any Associated Rights.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

PARENT APPLIED UV, INC., a Delaware corporation By: Name: Title:

MERGER SUB I PURO ACQUISITION SUB I, INC., a Colorado corporation By: Name: Title:

MERGER SUB II PURO ACQUISITION SUB II, LLC, a Delaware limited liability company By: Name: Title:

PURO PURO LIGHTING, LLC, a Colorado limited liability company By: Name: Title:

PURO MEMBERS Brian Stern, an individual

Andrew Lawrence, an individual

MEMBER REPRESENTATIVE Brian Stern, an individual

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SCHEDULE I

PURO MERGER CONSIDERATION

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Merger of which this Schedule I is attached.

PURO Merger Consideration

PURO Members

At the Closing, the PURO Interests shall be converted into the right to receive the PURO Merger Consideration and simultaneously the PURO Interests shall be canceled.

“PURO Merger Consideration” means (a) the Cash Merger Consideration, (b) the Equity Merger Consideration and (c) the aggregate amount of Earnout Payments, in each case as set forth below.

Cash Merger Consideration

calculated as follows:

•	$1,500,000
o	plus the Closing Cash;
o	minus the Closing Indebtedness;
o	minus the amount of all Transaction Expenses; and
o	plus or minus the amount of the Net Working Capital Adjustment

Equity Merger Consideration

•	2,497,222 shares of Common Stock (based on a value of $2.00 per share), as adjusted pursuant to Section 3.2 of the Agreement.
•	251,111 shares of Series C Preferred Stock (based on a value of $5.00 per share), as adjusted pursuant to Section 3.2 of the Agreement.

Earnout Payments. As set forth on Schedule II.

Payment of PURO Merger Consideration

Name of PURO Equityholder	Type of PURO Interest	Distribution Threshold*	Ownership Percentage**	Cash Merger Consideration**	Equity Merger Consideration (Common Stock)**	Equity Merger Consideration (Series C Preferred Common Stock)**	Earnout Payments***
Brian Stern	Voting Common	N/A	39.9989%		998,860	100,441
Andrew Lawrence	Voting Common	N/A	39.9989%		998,860	100,441
Jeff Stern	Non-Voting Common Units	N/A	5.7141%		142,694	14,348
Bobby Lawrence	Non-Voting Common Units	N/A	9.5235%		237,823	23,914
James Colantoni	Non-Voting Common Units	N/A	4.7646%		118,983	11,964
Clyde J Dunavent	Profits Units	[__]
Dory Pluger	Profits Units	[__]
Jay Dunavent	Profits Units	[__]
Jesse Sfetsas	Profits Units	[__]
Joseph Beimford	Profits Units	[__]
Ksenia Launt	Profits Units	[__]
Laura Callahan	Profits Units	[__]
Lindsay Dallman	Profits Units	[__]
Lindsay Oreilly	Profits Units	[__]
Margaret Day Dvorak	Profits Units	[__]
Matt Mcanena	Profits Units	[__]
Matt McAnena	Profits Units	[__]
Megan Sturdevant	Profits Units	[__]
Melody Flores	Profits Units	[__]
Peggy Day-Dvorak	Profits Units	[__]
Adrian Armijo	Profits Units	[__]
AJ Palmer	Profits Units	[__]
Alex Wamain	Profits Units	[__]
Total			100%		2,497,220	251,108

*Due to the distribution threshold applicable to the Profits Units, holders of Profits Units will not be eligible to receive any portion of the Cash Merger Consideration or Equity Merger Consideration as of Closing. However, such amounts will count towards satisfaction of the distribution threshold, and any amounts that become payable in respect of the Profits Units in the future shall be paid in accordance with the distribution waterfall mechanics set forth in the PURO Organizational Documents (as consistent with the definition of Ownership Percentage in the Agreement).

**For purposes of closing payments. Subject to further adjustment in accordance with definition of Ownership Percentage if and when distribution thresholds are satisfied.

***To be updated upon satisfaction of earnout conditions.

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SCHEDULE II

EARNOUT PAYMENTS

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Merger of which this Schedule II is attached. In this Schedule II, the term “PURO” means both PURO and the Surviving Company

First Earnout Payment

If the Revenue of PURO during the period commencing January 1, 2022 and ending December 31, 2022 (the “First Earnout Period”) equals $8,500,000, the Parent shall pay, or cause to be paid, to the PURO Members, in accordance with their Ownership Percentages, an amount equal to $562,500 by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the PURO Members, within 90 days after the date on which the Earnout Statement for the First Earnout Period shall be deemed final subject to and in accordance with this Schedule. “Revenue” means the gross revenue of PURO.

Second Earnout Payment

If the Revenue of the PURO during the period commencing January 1, 2023 and ending December 31, 2023 (the “Second Earnout Period”) equals $10,608,924, the Parent shall pay, or cause to be paid, to each PURO Member, an amount equal to $2,281,250 by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the PURO Members, within 90 days after the date on which the Earnout Statement for the Second Earnout Period shall be deemed final subject to and in accordance with this Schedule.

Third Earnout Payment

If the Revenue of the PURO during the period commencing January 1, 2024 and ending December 31, 2024 (the “Third Earnout Period”) equals $17,116,409, the Parent shall pay, or cause to be paid, to the PURO Members, in accordance with their Ownership Percentages, an amount equal to $3,906,250 by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the PURO Members, within 90 days after the date on which the Earnout Statement for the Third Earnout Period shall be deemed final subject to and in accordance with this Schedule.

Fourth Earnout Payment

If the Revenue of the PURO during the period commencing January 1, 2025 and ending December 31, 2025 (the “Fourth Earnout Period”) equals $26,794,945, the Parent shall pay, or cause to be paid, to the PURO Members, in accordance with their Ownership Percentages, an amount equal to $3,000,000 by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the PURO Members, within 90 days after the date on which the Earnout Statement for the Fourth Earnout Period shall be deemed final subject to and in accordance with this Schedule.

Earnout Adjustment - First, Second and Third Earnout Periods

To the extent that the Revenue of PURO (i) is at least 50% of the target revenue for the First, Second or Third Earnout Period and (ii) has at least a 40% average gross margin (the “Gross Margin Target”) in the applicable Earnout Period, then the Parent shall pay, or cause to be paid, to the PURO Members an amount (not subject to a cap) equal to the earnout payment for the applicable Earnout Period on a pro rata basis (for purposes of clarification, if PURO meets 75% of the target revenue for the First Earnout Period (i.e., Revenue of PURO is $6,375,000), the PURO Members shall be paid an amount equal to $421,875, and if 105% (i.e., $8,925,000), the payment shall be $590,625); provided, however, if the gross margin percentage referred to in clause (ii) above is 30.5% the Earnout Payment shall be 5.0% of the Earnout Payment that would have been payable had the Gross Margin Target been met (an “Earnout Percentage Payment I”). The Earnout Percentage Payment I payable hereunder shall increase by 5.0% for each 0.5% increase (rounded down to the nearest 0.5% of average gross margin, i.e., 0.59% of average gross margin increase equals .50% of average gross margin increase for purposes of calculating the Earnout Percentage and 1.49% of average gross margin increase equals 1.0% of average gross margin increase for purposes of calculating the Earnout Percentage), in the average gross margin above 30.5%. For purposes of clarity the Earnout Percentage Payment I would be (1) 10.0% of the Earnout Payment payable had the Gross Margin Target been met, if the average gross margin referred to in clause (ii) equals or exceeds 31.0 % and is less than 31.5%, (2) 15.0% of the Earnout Payment I payable had the Gross Margin Target been met, if the average gross margin referred to in clause (ii) equals or exceeds 31.5% and is less than 32.0%, (3) 20.0% of the Earnout Payment I payable had the Gross Margin Target been met, if the average gross margin referred to in clause (ii) equals or exceeds 32.0% and is less than 32.5%, (4) and so on; provided that any Earnout Percentage Payment I shall be capped at 100.0% of the applicable Earnout Payment. Any such amounts shall be paid in the same manner as set forth above for the corresponding Earnout Period.

Earnout Adjustment - Fourth Earnout Period

To the extent that the Revenue of PURO (i) is at least 50% of the target revenue for the Fourth Earnout Period and (ii) has met the Gross Margin Target in the Fourth Earnout Period, then the Parent shall pay, or cause to be paid, to the PURO Equityholders an amount equal to $3,000,000; provided, however that to the extent the Revenue of PURO is greater than 50% of the target revenue for the Fourth Earnout Period, then the Parent shall pay, or cause to be paid, to each PURO Equityholder an amount (not subject to a cap) equal to (a) $3,000,000 multiplied by (b) (i) such percentage of target revenue multiplied by (ii) two (2) (for purposes of clarification, if PURO meets 52.5% of the target revenue for the Fourth Earnout Period (i.e., Revenue of PURO is $28,134,692.25), the PURO Equityholders shall be paid, based on their Ownership Percentages, an amount equal to 105% of $3,000,000 (i.e., the earnout payment is $3,150,000)); provided, however that if such Earnout Payments together with any earnout payments payable under the LED Supply Merger Agreement in respect of the Fourth Earnout Period are in the aggregate in excess of $6,000,000, such excess may be paid in cash or Common Stock (in the case of the Common Stock, determined using a price per share of Common Stock equal to the closing price on the date immediately prior to such payment); provided, however, if the gross margin percentage referred to in clause (ii) above is 30.5%, the Earnout Payment shall be 5.0% of the Earnout Payment that would have been payable had the Gross Margin Target been met (an “Earnout Percentage Payment II”). The Earnout Percentage Payment II payable hereunder shall increase by 5.0% for each 0.5% increase (rounded down to the nearest 0.5% of average gross margin, i.e., 0.59% of average gross margin increase equals 0.5% of average gross margin increase for purposes of calculating the Earnout Percentage and 1.49% of average gross margin increase equals 1.0% of average gross margin increase for purposes of calculating the Earnout Percentage), in the average gross margin above 30.5%. For purposes of clarity the Earnout Percentage Payment II would be (1) 10.0% of the Earnout Payment II payable had the Gross Margin Target been met, if the average gross margin referred to in clause (ii) equals or exceeds 31.0% and is less than 31.5%, (2) 15.0% of the Earnout Payment II payable had the Gross Margin Target been met, if the average gross margin referred to in clause (ii) equals or exceeds 31.5% and is less than 32.0%, (3) 20.0% of the Earnout Payment II payable had the Gross Margin Target been met, if the average gross margin referred to in clause (ii) equals or exceeds 32.0% and is less than 32.5%, (4) and so on; provided that any Earnout Percentage Payment II shall be capped at 100.0% of the applicable Earnout Payment.. Any such amounts shall be paid in the same manner as set forth above for the Fourth Earnout Period.

Upon written approval by the Parent’s Chief Financial Officer, any sales order with a gross margin below the target metric (such order, an “Excluded Order”) may be excluded from the average gross margin calculation for determination of attainment of the minimum gross margin metric. For sake of clarity, regardless of exclusion of an Excluded Order from the gross margin calculations, all revenue shall be counted in calculating the revenue metrics.

Preliminary Earnout Statement

As practicable after the end of each Earnout Period, the Parent shall prepare and deliver to the Member Representative an income statement for such Earnout Period and a statement setting forth its calculation of the Revenue of PURO for such Earnout Period (the “Preliminary Earnout Statement”). The income statement to be prepared as part of each Preliminary Earnout Statement (each, a “Preliminary Income Statement”) shall fairly present in all material respects the pre-tax income of PURO for such Earnout Period in accordance with GAAP.

The Member Representative may dispute any amounts relating to Revenue reflected on (including any amounts omitted from) a Preliminary Earnout Statement; provided, however, that the Member Representative shall have notified the Parent in writing (the “Earnout Dispute Notice”) of the disputed items within fifteen (15) days of the delivery to the Member Representative of the respective Preliminary Earnout Statement. Each Earnout Dispute Notice shall have set forth, in such written notice, (i) the amount in dispute for each such item, and (ii) the basis, in reasonable detail, for each such dispute.

The accountant of the Parent shall attempt to reconcile any items timely raised in the Earnout Dispute Notice. Any written resolution by such accountant of any such disputed amounts shall be final, binding, and conclusive on the parties thereto. If any such written resolution by such accountant does not resolve all such disputed items raised by the Member Representative in the Earnout Dispute Notice permitted to be raised herein within ten (10) days after receipt by the Purchaser, the items timely raised in the Earnout Dispute Notice that remain in dispute (the “Remaining Disputed Earnout Items”) shall be submitted for resolution to a nationally recognized independent accounting firm mutually acceptable by the Purchaser and the Member Representative (the “Independent Accounting Firm”). The written report of the Independent Accounting Firm shall be final, binding, and conclusive on the Purchaser and the Member Representative. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Parent and the Member Representative in the proportion that the amounts submitted to the Independent Accounting Firm that are unsuccessfully disputed (as finally determined by the Independent Accounting Firm) by each such party bears to the total disputed items so submitted. Each of the respective Preliminary Earnout Statements, subject to any modifications in the event the Earnout Dispute Notice is delivered to the Parent within the allowable time period set forth herein, is referred to herein as an “Earnout Statement.” An Earnout Statement shall be deemed final for the purposes of this Schedule upon the earliest to occur of (i) the failure of the Member Representative to notify the Parent of a dispute permitted to be raised by this Schedule within fifteen (15) days of delivery of the applicable Preliminary Earnout Statement to the Member Representative, (B) the delivery to the Member Representative of the written resolution by the accountant of the Purchaser of all disputes permitted to be raised in accordance with this Section, and (C) the delivery to the Purchaser and the Member Representative of the written resolution by the Independent Accounting Firm of all Remaining Disputed Items.

All amounts payable under this Schedule are conditioned upon the operating business of PURO having timely access to the projected working capital amounts and agreed upon headcount. To the extent that such amounts and/or headcount are not made available, the Parent shall pay, or cause to be paid, the earnout payment amounts as if the targets had been fully achieved. The above earnout metrics assume that all Service Providers and the Founders are not operating divisions within the Parent that are not part of the businesses of PURO or providing services in relation to products sold by the Parent that are not sold by the business of PURO measured as of the date of the Effective Date, unless otherwise agreed upon by the parties.

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